UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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K2 INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Shareholders:

I am pleased to invite you to attend the 2007 Annual Meeting of Shareholders of K2 Inc. to be held at our main office, 5818 El Camino Real, Carlsbad, California 92008 on Thursday, May 10, 2007 at 8:00 a.m. (local time).

At the Annual Meeting, if you are a beneficial owner of K2 common stock, we will ask you to re-elect three directors, ratify the selection of Ernst & Young LLP, our independent registered public accounting firm, and consider a proposal by one of our shareholders if such proposal is properly presented at the meeting. We will also review the progress of K2 during the past year and answer your questions.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Please review the instructions on the proxy.

Thank you for your ongoing support of, and continued interest in, K2.

Very truly yours,

J. WAYNE MERCK

President &

Chief Executive Officer

Carlsbad, California

April 12, 2007

Notice of Annual Meeting of Shareholders

May 10, 2007

To Our Shareholders:

You are cordially invited to attend our 2007 Annual Meeting of Shareholders to be held at our main office, 5818 El Camino Real, Carlsbad, California 92008 on Thursday, May 10, 2007 at 8:00 a.m. (local time).

The Annual Meeting will be held for the following purposes:

1.	To re-elect three directors, each for a term of three years;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for 2007;

3.	To consider a proposal by one of our shareholders if properly presented at the meeting; and

4.	To consider such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

Only shareholders of record of K2 Inc. common stock (NYSE: KTO) at the close of business on Friday, March 23, 2007 are entitled to notice of and to vote at the meeting or any and all postponements or adjournments thereof. A copy of K2’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 is being mailed to you with this Notice and Proxy Statement.

We hope you will attend the meeting. We urge you to fill out the enclosed proxy card and return it to us in the envelope provided whether or not you plan to attend the meeting. No additional postage is required. If you attend the meeting and wish to do so, you may vote your shares in person even if you have signed and returned your proxy card.

By Order of the Board of Directors,

MONTE H. BAIER

Vice President, General Counsel

& Corporate Secretary

Carlsbad, California

April 12, 2007

Please date and sign the accompanying Proxy Card

and mail it promptly in the enclosed return envelope.

K2 INC.

5818 El Camino Real

Carlsbad, California 92008

Proxy Statement

The accompanying proxy is being solicited by the Board of Directors of K2 Inc. for use at K2’s 2007 Annual Meeting of Shareholders to be held at K2’s main office, 5818 El Camino Real, Carlsbad, California 92008, on Thursday, May 10, 2007 at 8:00 a.m. (local time), and at any and all postponements and adjournments thereof. The proxy may be revoked at any time before it is exercised by delivering a written notice to K2’s Corporate Secretary at K2’s main office stating that the proxy is revoked, by executing a subsequent proxy and presenting it to K2’s main office or by attending the 2007 Annual Meeting and voting in person. Only shareholders of record at the close of business on Friday, March 23, 2007 will be entitled to notice of and to vote at the Annual Meeting. As of March 23, 2007 (also referred to as the record date), K2 had approximately 49,416,190 issued and outstanding shares of common stock. Each share of K2 common stock is entitled to one vote. It is anticipated that the mailing of this proxy statement to shareholders will commence on or about April 12, 2007.

The presence of a quorum, a majority of the outstanding shares of K2 common stock entitled to vote, is required for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. A broker non-vote occurs when a person holds shares through a broker, bank or other nominee and (1) such person does not provide voting instructions to the broker, bank or other nominee and (2) applicable stock exchange rules require such broker, bank or other nominee to have received voting instructions from the beneficial owner to vote on such proposal at least ten days prior to the Annual Meeting. Shares represented by broker non-votes on a matter submitted to shareholders are not considered present and entitled to vote on that matter.

A broker, bank or other nominee holder of record of shares entitled to vote is permitted to vote the shares on behalf of the beneficial owner of such shares on the election of directors and the ratification of Ernst & Young LLP as K2’s independent registered public accounting firm, even if the record holder does not receive voting instructions from the beneficial holder. The record holder may not vote on the shareholder proposal absent instructions from the beneficial owner.

Directors will be elected by plurality vote (i.e., the nominees receiving the greatest number of votes will be elected). Consequently, neither broker non-votes nor abstentions will have any effect on the election. Each of the other matters scheduled to come before the meeting will require the affirmative vote of a majority of the shares present and entitled to vote. Consequently, broker non-votes will have no effect, but abstentions will have the effect of a vote against such matters. The shareholder proposal is presented as a request to the Board to take action. Affirmative votes for this proposal will inform the Board about the level of support for this proposal.

PROPOSAL 1

Re-Election of Directors

Under the Certificate of Incorporation of K2, the Board is divided into three classes, each having a three-year term, with only one class being elected each year. The Board currently consists of ten members. The three directors whose term expires in 2007, Wilford D. Godbold, Jr., Lou L. Holtz and Ann Meyers, have been nominated for re-election for a new term of three years or until their successors are duly elected and qualified. The nominees have agreed to serve if re-elected. While the Board has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, properly executed proxies may be voted for the election of other nominees as directors in the discretion of the persons acting pursuant to the proxy. No notice of a shareholder nomination for director was received with respect to the election of directors for the 2007 Annual Meeting.

Certain information concerning the nominees and each director whose term of office will continue after the 2007 Annual Meeting is set forth below:

The Board recommends that shareholders vote “FOR” each of the persons nominated by the Board.

Nominees for Re-Election at the Annual Meeting

For Term of Office Expiring in 2010

WILFORD D. GODBOLD, JR.	Director since 1998

Mr. Godbold, 69, is currently a private investor. He retired as President and Chief Executive Officer of ZERO Corporation, which provides packaging and climate control products to the telecommunications, instrumentation and data processing markets, where he served in that position from 1984 to August 1998. For the two prior years, he served as chief operating officer of ZERO Corporation. From 1966 through 1982, he practiced law as an attorney with the law firm of Gibson, Dunn & Crutcher LLP in Los Angeles, serving as a Partner from 1973, where his focus was acquisitions, mergers and public financings. Mr. Godbold serves as a member of the board of directors of Sempra Energy, the subsidiaries of which include Southern California Gas Company and San Diego Gas & Electric Co. He also served as a Trustee of The Wellness Community, a provider of free psychological and social help to people with cancer, until March 2004, at which time he was named a Trustee Emeritus. Mr. Godbold served as a member of the Board of the California Chamber of Commerce from 1985 to 1995 and as Chairman in 1993. In addition, he served as a member of the Board of The Employers’ Group from 1987 to 1997 and as Chairman in 1994.

LOU L. HOLTZ	Director since 2001

Mr. Holtz, 70, became a college football television analyst for ESPN after his retirement as the head football coach of the University of South Carolina. Prior to joining the University of South Carolina in 1999, Mr. Holtz held various coaching positions, including 11 seasons at the University of Notre Dame from 1986 to 1996, two seasons at the University of Minnesota from 1984 to 1985, seven seasons at the University of Arkansas from 1977 to 1983, four seasons at North Carolina State University from 1972 to 1975 and three seasons at William and Mary from 1969 to 1971. Mr. Holtz spent 1976 as the head coach of the New York Jets of the National Football League. Mr. Holtz is a noted motivational speaker and is the author of the New York Times best-selling book, The Fighting Spirit.

ANN MEYERS	Director since 2005

Ms. Meyers, 52, was named the General Manager of the WNBA Phoenix Mercury and Vice President of the NBA Phoenix Suns in September 2006. Ms. Meyers was a four-time All-American in women’s basketball at the University of California at Los Angeles, and led the team to the 1978 Championship of the Association of Intercollegiate Athletics for Women, which later merged into the National Collegiate Athletic Association. Ms. Meyers was a member of the 1976 United States Olympic team, and in 1978 was the first player drafted in the Women’s Professional Basketball League and was Most Valuable Player of the league in 1979 and 1980. In 1979, Ms. Meyers became the only woman to sign as a free agent to a team in the National Basketball Association, the Indiana Pacers. Ms. Meyers is a member of the National Basketball Hall of Fame, the Women’s Sports Hall of Fame, and the first woman to be inducted into the UCLA Hall of Fame. Ms. Meyers began a broadcasting career in 1979 and from 1983 through 2006, she was a television sports analyst for ESPN for various events, including collegiate basketball, volleyball and softball games. Ms. Meyers worked as a broadcaster for the Olympic Games held in 1984, 2000 and 2004. Since 1997, Ms. Meyers has also been a sports announcer and analyst for the Women’s National Basketball Association for ESPN, ABC Sports and NBC.

Directors Continuing in Office

For Term of Office Expiring in 2009

CHRISTOPHER C. AMES	Director since 2006

Mr. Ames, 53, was named the Director of Business Development of the Aircraft Systems Group of General Atomics Aeronautical Systems, Inc. in October 2006. Admiral Ames served the U.S. Navy for more than 30 years prior to his retirement in October 2006. He commanded Amphibious Group THREE and led Expeditionary Strike Group FIVE through Indonesian tsunami relief operations and an Arabian Gulf deployment supporting Operation Iraqi Freedom and previously commanded Amphibious Squadron THREE and the Bonhomme Richard Amphibious Ready Group. As Commanding Officer of USS Tarawa deployed to the Arabian Gulf, he participated in Operation Desert Strike and earned the Pacific Fleet’s Golden Anchor Award for retention excellence, while receiving other national and Secretary of the Navy awards. A naval aviator, he previously commanded Patrol Squadron Sixteen. Admiral Ames held key assignments ashore with the Joint Staff, U.S. Pacific Command, U.S. Transportation Command and the Navy Staff. A graduate of the Naval Academy, he earned his Masters Degree from Harvard’s Kennedy School of Government.

RICHARD J. HECKMANN	Director since 1997

Mr. Heckmann, 63, has been the Executive Chairman of K2 since February 2007 and the Chairman of the Board of Directors of K2 since April 2000. Previously, he served as the Chief Executive Officer of K2 from October 2002 through February 2007. Mr. Heckmann served as a director of MPS Group, Inc. from April 2003 through March 2004, Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of U.S. Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the Founder and Chairman of the Board of Tower Scientific Corporation.

ROBIN E. HERNREICH	Director since 2000

Mr. Hernreich, 62, is an owner of the Sacramento Kings of the National Basketball Association and the Arizona Rattlers of the Arena Football League. Mr. Hernreich has been President of Remonov Capital, Inc. since August 1992, and Vice-President of Remonov & Company, Inc., since November 1996. Both are private investment firms. From November 1989 through June 1996, Mr. Hernreich was Chairman and Chief Executive Officer of Sigma Broadcasting Company, formerly Arkansas’ largest television and radio operator, and from January 1988 through September 1990, Mr. Hernreich was Chairman of U.S. Repeating Arms, maker of Winchester sporting firearms. Mr. Hernreich is a member of the board of directors of The Vail Valley Foundation and The Snowboard Outreach Society, and a member of the board of trustees of Washington University in St. Louis, Missouri. Mr. Hernreich is also a former member of the board of directors of Ride, Inc., which K2 acquired in October 1999.

Directors Continuing in Office

For Term of Office Expiring in 2008

J. WAYNE MERCK	Director since 2007

Mr. Merck, 46, was promoted to Chief Executive Officer of K2 in February 2007 and was appointed a member of the Board of Directors at that time. Previously, he served as President and Chief Operating Officer from November 2003. Prior to that, he served as Executive Vice President and Chief Operating Officer of K2 from October 2002, Executive Vice President of Operations from July 2000, Vice President of K2 from January 1996, and President of Shakespeare Composites & Electronics from June 1996 to July 2000. Mr. Merck also served as President of K2’s former business, Anthony Pools, from 1994 to 1996, Manager of the quality and process improvement process of K2 from 1992 to 1994, and Director of Manufacturing of Shakespeare Composites & Electronics for one year prior to that. From 1981 through 1991, he held various managerial positions with Milliken Industries, including plant manager. Mr. Merck received his BSME from Clemson University and earned a master’s from the Clemson-Furman joint MBA program.

ALFRED E. OSBORNE, JR.	Director since 1999

Dr. Osborne, 62, is the Senior Associate Dean in the UCLA Anderson School of Management, a position he assumed in July 2003. He has been employed as a professor since 1972 and has served the school in various capacities over the years. Currently, he also serves as the Faculty Director of the Harold Price Center for Entrepreneurial Studies at UCLA, which he founded 16 years ago. Dr. Osborne is a member of the Board of Directors of Kaiser Aluminum and Equity Marketing, Inc. Dr. Osborne also serves as a trustee of the WM Group of Funds and is a director of First Pacific Advisors’ Capital, Crescent and New Income Funds and is a former director of Nordstrom, Inc. Dr. Osborne was educated at Stanford University, where he earned a B.S. in Electrical Engineering, an MBA in Finance, an MA in Economics and a Ph.D. in Business Economics.

DAN QUAYLE	Director since 2001

Mr. Quayle, 60, served as a congressman, senator and the 44th Vice President of the United States. Upon leaving office, he co-founded Circle Investors in 1993 which has been sold. He has authored three books including Standing Firm, which was on the New York Times bestseller list for 15 weeks. He continues to be an active public speaker. Currently, he is Chairman of Cerberus Global Investments, LLC, a New York investment fund. In addition to K2, he is a member of the board of directors of Aozora Bank in Tokyo, Japan.

EDWARD F. RYAN	Director since 2003

Mr. Ryan, 50, has served as the President of Entrepreneurial Financial Resources, Inc., a private equity firm that manages a portfolio of companies, since 1998. Mr. Ryan is also Chairman of Summit Marketing, LLC, a direct mail, agency and promotional products business. Prior to this, Mr. Ryan held a variety of positions at Code 3/Public Safety Equipment Inc., a company he purchased in 1986 and continued managing until it was sold in 1998. Mr. Ryan serves as a director on the boards of several of the companies that comprise the portfolio of companies managed by Entrepreneurial Financial Resources, Inc. and previously was a director of Rawlings Sporting Goods Company, Inc., which K2 acquired in March 2003.

Corporate Governance Principles and Board Matters

K2 is committed to having sound corporate governance principles. Having such principles is essential to running K2’s business and to maintaining K2’s integrity in the marketplace. K2’s Principles of Corporate Governance and Code of Business Conduct and Ethics are each available at http://www.k2inc.net or upon the written request of any shareholder, as set forth under “Other Matters” below.

Board Independence

To assist it in making independence determinations, the Board has adopted independence standards, which are set forth in K2’s Principles of Corporate Governance and attached hereto as Annex A. These independence standards incorporate the director independence criteria included in the New York Stock Exchange listing standards and additional criteria established by the Board. In accordance with these standards, a director or nominee for director must be determined to have no material relationship with K2, other than as a director in order to be deemed independent. These standards specify the criteria by which the independence of K2’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with K2 or its independent registered public accounting firm.

In accordance with these standards, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director, or any member of his or her immediate family and K2 in each of the most recent three completed fiscal years. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder). In particular, the Board has taken into consideration, certain related party transactions with directors as set forth below in “—Certain Relationships and Related Transactions,” perquisite compensation paid to its directors as set forth below in “—Director Compensation” and payments by K2 for products or services in the ordinary course to companies that employ or are affiliated with its directors in non-executive capacities, with respect to each of the most recent three completed fiscal years. The Board also considered charitable contributions to not-for-profit organizations of which its directors or immediate family members are affiliated, none of which approached the levels that would affect independence.

As a result of this review, the Board affirmatively determined that each of Wilford D. Godbold, Jr., Lou L. Holtz, Christopher Ames, Robin E. Hernreich, Alfred E. Osborne, Jr., Dan Quayle and Edward F. Ryan is independent under the K2 Principles of Corporate Governance and the NYSE’s independence criteria. Furthermore, each member of its Audit, Compensation and Corporate Governance and Nominating Committees is “independent” and, in accordance with NYSE requirements and K2’s independence standards, all members of the Audit Committee meet additional independence standards applicable to members of audit committees.

Board Structure and Committee Composition

As of the date of this proxy statement, the Board has ten directors and the following four standing committees: (1) Audit, (2) Compensation, (3) Corporate Governance and Nominating and (4) Executive. The membership during the last year and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on K2’s website at http://www.k2inc.net. During 2006, the Board held four meetings. Each director attended at least 75% of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of K2 shareholders, and all directors who were directors at the time attended the last annual meeting of shareholders.

Name of Director	Audit	Compensation	Corporate Governance and Nominating	Executive
Non-Employee Directors:
Christopher C. Ames (a)			X
Wilford D. Godbold, Jr.	Chair			X
Robin E. Hernreich			Chair
Lou L. Holtz			X
Ann Meyers (a)
Alfred E. Osborne, Jr.	X	Chair		X
Dan Quayle		X
Edward F. Ryan	X	X
Employee Directors:
Richard J. Heckmann				Chair
J. Wayne Merck (b)
Number of Committee Meetings in 2006	9	5	4	2

X = Committee member

(a)	Mr. Ames was appointed to the Board in August 2006 and replaced Ms. Meyers on the Corporate Governance and Nominating Committee in November 2006.
(b)	Mr. Merck was appointed to the Board in February 2007.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to K2 management’s conduct of K2’s financial reporting process and the integrity of K2’s financial statements, K2’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s performance, qualifications and independence, and the performance of K2’s internal audit function. In furtherance of these responsibilities, among other things, the Audit Committee does the following:

•	reviews and discusses K2’s practices with respect to risk assessment and risk management;

•	reviews and discusses with management and the independent registered public accounting firm the annual audited and quarterly financial statements;

•	annually reviews the Audit Committee charter and evaluates the committee’s performance;

•	appoints and retains, subject to shareholder ratification, and evaluates and terminates, when appropriate, the independent registered public accounting firm;

•

reviews and discusses with the independent registered public accounting firm the scope of the audit, the results of the annual audit examination and any difficulties the independent registered public accounting firm encountered in the course of their work;

•	approves in advance all audit and permissible non-audit services to be provided by the independent registered public accounting firm;

•	discusses with K2’s management, internal audit and the independent registered public accounting firm the adequacy and effectiveness of K2’s internal controls and disclosure controls; and

•	annually evaluates its performance, and reviews and assesses its charter.

The Audit Committee works with management as well as K2’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from K2 for, outside legal, accounting or other advisors as the Audit Committee deems necessary to assist it in the performance of its functions.

The charter of the Audit Committee is available on K2’s website at http://www.k2inc.net or upon the written request of any shareholder, as set forth under “Other Matters” below. All of the members of the Audit Committee are independent under K2’s independence standards as well as the listing standards of the NYSE. The Board has determined that each of Messrs. Godbold, Osborne and Ryan is qualified as an audit committee financial expert within the meaning of SEC regulations, and is financially literate and has accounting or related financial management expertise in accordance with NYSE requirements.

Compensation Committee

The Compensation Committee has direct responsibility for the compensation of K2’s Chief Executive Officer and other senior management personnel and for making recommendations to the Board with respect to non-CEO executive officer compensation and incentive compensation and equity-based plans that are subject to Board approval. Among other things, the Compensation Committee does the following:

•	oversees K2’s overall compensation structure, policies and programs;

•

administers and makes recommendations to the Board with respect to K2’s incentive compensation and equity-based compensation plans (to the extent such plans are subject to approval of the Board) for senior management;

•

reviews and approves K2’s corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s compensation in light of those goals and objectives, and based on this evaluation, determines the CEO’s compensation level or recommends such compensation level to the Board;

•

evaluates the performance of senior management personnel other than the CEO and considers and authorizes or makes a recommendation to the Board concerning such compensation level compensation arrangements for senior management;

•	reviews and recommends employment agreements and severance agreements for senior management; and

•	annually evaluates its performance, and reviews and assesses the adequacy of its charter.

The Compensation Committee has the authority to obtain advice and assistance from, and to receive appropriate funding from K2 for, outside legal, accounting or other advisors as the Compensation Committee deems necessary to assist it in the performance of its functions.

The charter of the Compensation Committee is available on K2’s website at http://www.k2inc.net or upon the written request of any shareholder, as set forth under “Other Matters” below. All of the members of the Committee are independent under K2’s independence standards as well as the listing standards of the NYSE.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for performing a leadership role in shaping K2’s corporate governance. In furtherance of this responsibility, among other things, the Corporate Governance and Nominating Committee does the following:

•

identifies individuals qualified to become members of the Board and makes recommendations to the Board concerning such candidates, as well as with respect to those director nominee candidates proposed by shareholders, as described below under “—Consideration of Director Nominees—Shareholder Nominees;”

•

develops and recommends to the Board a set of corporate governance principles, pursuant to which the Board adopted K2’s Principles of Corporate Governance, and recommends changes to these principles as necessary;

•	reviews and approves related party transactions, and establishes policies and procedures for the review and approval thereof;

•	prepares and supervises the Board’s annual review of director independence;

•	prepares and supervises the Board’s performance and self-evaluation; and

•	annually evaluates its performance, and reviews and assesses the adequacy of its charter.

The Corporate Governance and Nominating Committee has the authority to obtain advice and assistance from, and receive appropriate funding from K2 for, outside legal, accounting or other advisors as the Corporate Governance and Nominating Committee deems necessary to assist it in the performance of its functions.

The charter of the Corporate Governance and Nominating Committee is available on K2’s website at http://www.k2inc.net or upon the written request of any shareholder, as set forth under “Other Matters” below. All of the members of the Committee are independent under K2’s independence standards as well as the listing standards of the NYSE.

Executive Committee

The Executive Committee possesses all of the powers of the Board, except to the extent such powers are reserved for the Board by Delaware law. The charter of the Executive Committee is available on K2’s website at http://www.k2inc.net or upon the written request of any shareholder, as set forth under “Other Matters” below.

Consideration of Director Nominees

Shareholder Nominees

The Corporate Governance and Nominating Committee will consider properly made shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” K2’s by-laws also permit shareholders to nominate candidates for director to be voted upon at an annual meeting of shareholders. Only shareholders entitled to vote in the election of directors may make nominations for election of directors. For a shareholder nomination to be proper under K2’s by-laws, written notice of such nomination must be received no later than 90 days in advance of the meeting, or the 10th day following public announcement of the date of this meeting. Shareholders wishing to submit a candidate for director nominee for consideration by the Corporate Governance and Nominating Committee, or to be

considered in connection with an annual meeting pursuant to K2’s by-laws, should submit the nominee’s name and qualifications for Board membership to: Corporate Governance and Nominating Committee c/o Corporate Secretary, K2 Inc., 5818 El Camino Real, Carlsbad, California 92008.

Identifying and Evaluating Nominees for Directors

Pursuant to the policy set forth in the charter of the Corporate Governance and Nominating Committee, the Corporate Governance and Nominating Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee’s policy is to assess the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee will consider properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Corporate Governance and Nominating Committee at a meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee. In evaluating candidates, among other things, the Corporate Governance and Nominating Committee will consider the candidates’ business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with K2’s interests.

Directors’ Compensation

As of May 2006, non-employee directors were paid $6,250 per calendar quarter for their services as directors and $1,500 per meeting day for each meeting of the Board and of any committee which they attended (other than the Audit Committee for which directors were paid $2,000 per meeting day). Prior to May 2006 of such year, each non-employee director was paid $5,000 per calendar quarter for their services as directors and $1,000 per meeting day for each meeting of the Board and of any committee which they attended (other than the Audit Committee for which directors were paid $1,500 per meeting day). Each committee chairman is paid an additional $5,000 per year (other than the Audit Committee chairman who is paid $10,000 per year). Additionally, the lead independent director is paid an additional $15,000 per year. In 2006, the directors were also reimbursed for out-of-pocket expenses related to attended Board meetings and extended $5,000 credit in K2 product. Non-employee directors may use the Company’s aircraft for travel to and from the Board meetings. Directors may elect to defer the receipt of fees. Interest on deferred fees is accrued quarterly based on the average interest rate paid by K2 in the preceding quarter on its short-term borrowings. Mr. Heckmann was the only director in 2006 who was a salaried officer of K2 and therefore, did not receive additional compensation for his services as a director.

All non-employee directors also receive annual grants of 10,000 stock options and 4,500 restricted stock units. During 2006, grants of 10,000 stock options and 4,500 restricted stock units were made to Wilford D. Godbold, Jr., Robin E. Hernreich, Lou L. Holtz, Ann Meyers, Alfred E. Osborne, Jr., Dan Quayle and Edward F. Ryan. Such stock options have a ten year term, are subject to a one year vesting term and have an exercise price of $11.15 per share, the closing price on grant date, and such restricted stock units are subject to a one year vesting term.

	2006 Compensation of Non-Employee Directors
Director	Fees Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Christopher C. Ames	$3,125	$0	$0	$0	$0	$0	$3,125
Wilford D. Godbold, Jr.	51,000	30,517	31,452	0	0	0	112,969
Robin E. Hernreich	30,500	30,517	31,452	0	0	0	92,469
Lou L. Holtz	27,250	30,517	31,452	0	0	35,154	124,373
Ann Meyers	29,250	30,517	31,452	0	0	0	91,219
Alfred E. Osborne, Jr.	41,250	30,517	31,452	0	0	0	103,219
Dan Quayle	30,750	30,517	31,452	0	0	0	92,719
Edward F. Ryan	46,750	30,517	31,452	0	0	0	108,719

(1)	Represents the amount of share-based compensation expense recognized during fiscal year 2006 in the financial statements in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment (“SFAS 123(R)”) for restricted stock unit grants under which the non-employee director has the right to receive, subject to vesting shares of K2’s common stock. The restricted stock units vest on the first anniversary of the grant date. Each of the non-employee directors was permitted to defer the US Federal income tax effect of the restricted stock units pursuant to applicable tax laws. The grant date fair value per restricted stock unit is $11.15, and the total grant date fair value per grant is $50,175. The assumptions used in the determination of the grant date fair value are set forth in the footnotes to the financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	Represents the amount of share-based compensation expense recognized during fiscal year 2006 in the financial statements in accordance with SFAS 123(R) for stock option grants under which the non-employee director has the right to receive, subject to vesting, shares. The stock options have a ten year term, vest on the first anniversary of the grant date and have an exercise price of $11.15. The grant date fair value per stock option is $5.1712 and the total grant date fair value per grant is $51,712. The assumptions used in the determination of the grant date fair value are set forth in the footnotes to the financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	During 2006, Mr. Holtz received approximately $2,183 in K2 products and K2 paid the salary, related employer taxes and medical benefits for an assistant to Mr. Holtz with the amount not related to K2 business of $32,971. No other director received perquisites in excess of $10,000.

Lead Independent Director and Executive Sessions

The Board has created the position of lead independent director, whose responsibilities include presiding over and setting the agenda for executive sessions of the independent directors, in which management directors and other members of management are not present. These executive sessions of the independent directors take place at least four times per year. The lead independent director also consulted with the Chairman and Chief Executive Officer of K2 in 2006 and will consult with the Executive Chairman and Chief Executive Officer with respect to agendas and schedules for Board and committee meetings, chairs Board meetings in the absence of the Executive Chairman, oversees the flow of information to the Board, acts as a liaison between the independent directors and management and makes himself available for consultation and communication with shareholders as appropriate. The independent members of the Board of Directors have designated Dr. Osborne to serve in this position until K2’s 2007 Annual Meeting of Shareholders.

Communications with the Board

Individuals may communicate with the Board as a group, or with individual directors, by writing to Board of Directors of K2 Inc c/o Corporate Secretary, 5818 El Camino Real, Carlsbad, California 92008.

Communications that are intended specifically for lead independent director, or the non-management directors as a group, should be sent to the attention of the Lead Independent Director.

Code of Ethics

K2 has adopted a “Code of Business Conduct and Ethics”, which is applicable to all K2 directors, executive officers and employees, including the principal executive officer and the principal financial and accounting officer. The Code of Business Conduct and Ethics is available on K2’s website on http://www.k2inc.net or upon the written request of any shareholder, as set forth under “Other Matters” below. K2 intends to post amendments to or waivers under this Code at this location on its website.

Related Party Transaction Policies and Procedures

The Board has adopted a written policy requiring that the Corporate Governance and Nominating Committee shall review and approve any transaction, subject to certain exceptions described below, between K2 and any related person that is required to be disclosed. If advance approval of related party transaction is not feasible, then such transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify an related party transaction, the committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the related party and K2 than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Pursuant to the policy, certain pre-established types of transactions will be deemed to be pre-approved or ratified (as applicable) and the chair of the committee has been granted the authority to pre-approve or ratify (as applicable) any transaction with a related party in which the annual aggregate amount involved is expected to be less than $1,000,000.

No director will participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director will provide all material information concerning such a transaction to the committee.

If a related party transaction will be ongoing, the Corporate Governance and Nominating Committee may establish guidelines for K2’s management to follow in its ongoing dealings with the related party. Thereafter, the Corporate Governance and Nominating Committee, from time to time, will review and assess ongoing relationships with the related party transaction to see that they are in compliance with the committee’s guidelines and that the related transaction remains appropriate.

Certain Relationships and Related Transactions

In October 2003, K2 entered into a Reimbursement Agreement with Mr. Richard J. Heckmann, K2’s Executive Chairman, for the reimbursement of expenses incurred by Mr. Heckmann in the operation of his private aircraft when used for K2 business. The Reimbursement Agreement was effective for expenses incurred by Mr. Heckmann for K2 business purposes from September 2003 through January 2007. On July 6, 2004 the agreement was amended changing certain terms and conditions. During 2006, 2005 and 2004, K2 paid a total of approximately $442,000, $913,000 and $954,000, respectively, pursuant to these agreements related to expenses incurred by Mr. Heckmann and other executive officers of K2.

In January 2007, K2 terminated the Reimbursement Agreement pursuant to a Termination of Reimbursement Agreement and simultaneously entered into an Aircraft Lease Agreement with a corporation 100% owned by Mr. Heckmann. Under the lease, which has a term expiring on December 31, 2011, K2 will lease a private aircraft indirectly owned by Mr. Heckmann for a monthly lease payment of $30,000. The lease is a net lease and during the term, except as described below, K2 will be responsible for all costs associated with the aircraft. During the term of the lease, Mr. Heckmann has the right to use the aircraft for personal use on a flight available basis, provided that Mr. Heckmann pays all variable costs associated with such personal use, including, without limitation, fuel costs, landing fees and equipment insurance. The lease also provides for sharing of scheduled and unscheduled maintenance costs based primarily on usage of the aircraft. The Lease may be terminated on certain conditions as set forth in the Lease and may be terminated by either party for any reason on ninety (90) days prior notice.

In September 2006, Ms. Ann Meyers, a director of K2, was named General Manager of the WNBA Phoenix Mercury and Vice President of the NBA Phoenix Suns. In 2004, each of K2 and Mr. Richard J. Heckmann acquired a 2.5% interest in an entity that acquired the Phoenix Suns. In addition, K2 has a marketing arrangement with this entity pursuant to which K2 made payments to the entity of approximately $760,000 in 2005 and $402,000 in 2006.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other K2 filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent K2 specifically incorporates this Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to K2 management’s conduct of K2’s financial reporting process and the integrity of K2’s financial statements, K2’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of K2’s internal audit function and independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from K2 for such advice and assistance.

K2’s management has primary responsibility for preparing K2’s financial statements and K2’s financial reporting process. K2’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of K2’s audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with K2’s management and the independent registered public accounting firm.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Statements No. 61, as amended).

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accounting firm their independence.

4.	The Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of K2’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the K2’s internal auditing program, reviewing steps taken to implement recommended improvements in internal procedures and controls.

5.	Based on the review and discussion referred to in paragraphs (1) through (4) above and such other review as they deemed appropriate, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in K2’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Wilford D. Godbold, Jr., Chairman

Alfred E. Osborne, Jr.

Edward F. Ryan

April 12, 2007

PROPOSAL 2

Ratification of Appointment of Independent Registered Public Accounting Firm

Subject to ratification by the K2 shareholders, the Audit Committee has appointed Ernst & Young LLP as K2’s independent registered public accounting firm to audit K2’s consolidated financial statements for 2007. Services provided to K2 and its subsidiaries by Ernst & Young LLP in 2006 and 2005 are described under “Fees to Independent Registered Public Accounting Firm for 2006 and 2005” below. Additional information concerning the Audit Committee is provided in “Report of the Audit Committee” above.

A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and to be available to respond to appropriate questions.

The Board recommends that shareholders vote “FOR” ratification of the appointment of Ernst & Young LLP as K2’s independent registered public accounting firm for 2007.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee.

Fees to Independent Registered Public Accounting Firm for 2006 and 2005

In addition to retaining Ernst & Young LLP to audit K2’s consolidated financial statements and perform attest services in connection with internal controls for 2006, K2 retained Ernst & Young to provide merger and acquisition, advisory and auditing services in 2006. K2 understands the need for Ernst & Young to maintain objectivity and independence in its audit of K2’s financial statements. To minimize relationships that could impair the objectivity of Ernst & Young, the Audit Committee, pursuant to the K2 Inc. Audit and Non-Audit Services Pre-Approval Policy, has prohibited certain non-audit services that K2’s independent registered public accounting firm may provide as well as requiring pre-approval of permitted non-audit services by the Audit Committee for all engagements with K2’s independent registered public accounting firm. The policy authorizes the Audit Committee to delegate one or more of its members pre-approval authority with respect to permitted services, provided that any decisions made by such member or members are thereafter reported to the full Audit Committee.

The aggregate fees billed for professional services by Ernst & Young in 2006 and 2005 were:

Type of Fees	2006	2005
Audit Fees (1)	$4,689,000	$4,196,000
Audit-Related Fees (2)	23,000	20,000
Tax Fees (3)	253,000	362,000
All Other Fees	—	—

Total	$4,965,000	$4,578,000

All of such fees were paid in accordance with the K2 Inc. Audit and Non-Audit Services Pre-Approval Policy.

(1)	Principally fees for professional services for the audit of K2’s consolidated financial statements included in the Annual Report on Form 10-K, attest engagement in connection with internal controls (Section 404 of the Sarbanes-Oxley Act of 2002) and review of financial statements included in Quarterly Reports on Form 10-Q, or for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	For 2006, principally fees billed for accounting consultations and foreign pension plan audits. For 2005, fees billed for accounting consultations.

(3)	Principally fees for tax compliance, tax advice, and tax planning.

Executive Compensation

Report of the Compensation Committee

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other K2 filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent K2 specifically incorporates this Report by reference therein, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed with K2’s management the Compensation Discussion and Analysis. Based on this review and these discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this 2007 Proxy Statement of K2.

Members of the Compensation Committee

Alfred E. Osborne, Jr., Chairman

Dan Quayle

Edward F. Ryan

April 12, 2007

Compensation Committee Interlocks and Insider Participation

Messrs. Osborne, Quayle and Ryan served on the Compensation Committee of K2 during 2006. None of the members of the Compensation Committee served as an executive officer of an entity whose compensation committee includes executives of K2. None of the members of the Compensation Committee served as an executive officer of an entity whose board of directors includes executive officers of K2. None of the members of the Compensation Committee has any direct or indirect material interest in a transaction in which K2 is a participant.

Compensation Discussion and Analysis

Oversight of Executive Compensation Program

The Compensation Committee of K2 oversees K2’s compensation programs. K2’s compensation programs include programs that are designed for (1) K2’s chief executive officer and the other executive officers named in the Summary Compensation Table (together with the CEO, the “Named Executive Officers”); (2) other employees who are designated as K2’s senior management; and (3) all other employees. Additionally, K2’s Compensation Committee is charged with the review and approval of all annual compensation decisions relating to K2’s chief executive officer, the other Named Executive Officers and K2’s senior management. It should be noted that in February 2007, K2’s chief executive officer was appointed Executive Chairman and K2’s chief operating officer was appointed chief executive officer, in each case pursuant to a planned transition of leadership from Richard J. Heckmann to J. Wayne Merck. See “Overall Objectives of Executive Compensation Programs.”

Consistent with the listing requirements of the NYSE, K2’s Compensation Committee is composed entirely of independent, non-management members of the Board. No member of K2’s Compensation

Committee participates in any of K2’s employee compensation programs. Each year, K2’s Corporate Governance and Nominating Committee reviews any and all relationships that each director may have with K2, and the Board subsequently reviews the committee’s findings. The Board has determined that none of its Compensation Committee members has any material business relationships with K2.

The responsibilities of K2’s Compensation Committee, as stated in its charter, are set forth above in “Corporate Governance Principles and Board Matters—Board Structure and Committee Composition—Compensation Committee”.

Compensation Consultants

In June 2004, management retained Cooley Godward LLP, now known as Cooley Godward Kronish LLP (“Cooley Godward”), to assist the Compensation Committee in setting the terms and conditions of severance and change in control agreements for four of the Named Executive Officers.

In September 2005, the Compensation Committee solicited proposals from three separate consultants and in December 2005 retained Semler Brossy Consulting Group (“Semler Brossy”) as its compensation consultant to advise it on the competitiveness of the salaries, annual incentives, long-term incentives and total direct compensation, which is the aggregate of such amounts, of all of the executive officers at the headquarters of K2, which included three of the Named Executive Officers. In addition to talking to members of the Compensation Committee, Semler Brossy also contacted certain of K2’s executive officers at the headquarters of K2 and other employees in K2’s human resources department to obtain historical data and insight into previous compensation practices. This relationship with Semler Brossy continued in 2006 with its representatives attending three of the meetings of the Compensation Committee during the year.

Semler Brossy also provided advice to the Corporate Governance and Nominating Committee with respect to reviewing and restructuring K2’s policy regarding fees to its non-management directors as well as other equity and non-equity compensation to those directors, including designing and determining individual grant levels under the 2006 Long-Term Incentive Plan.

In January 2006, as has been done for the past several years on an annual basis, K2 retained Milliman, Inc., outside compensation consultants, to benchmark the compensation levels of the Named Executive Officers against competitive levels of companies with comparable annual sales. The Compensation Committee, with the assistance of Milliman, benchmarks the compensation levels of the Named Executive Officers versus compensation levels of comparable job functions and responsibilities across such companies. Milliman independently determines the methodology of its compensation surveys and the companies included in its surveys. In this benchmarking, the compensation of the Named Executive Officers was compared against compensation information published by the Economic Research Institute (“ERI”) and Watson Wyatt Data Services.

Overall Objectives of Executive Compensation Programs

To create competitive advantage in the marketplace and to deliver superior financial results, K2’s executive compensation program has been designed to achieve the following:

•	Attract and retain executives with the necessary talent and experience to keep K2 as a premier, branded consumer products company.

•	Motivate and appropriately reward members of management who are responsible for K2’s short-term and long-term profitability, growth and return to shareholders.

•

Provide for effective succession planning with respect to key executive positions. Specifically, the Compensation Committee has focused on using K2’s compensation programs to facilitate a smooth transition of leadership from Richard J. Heckmann, currently K2’s Executive Chairman, to J. Wayne Merck, currently K2’s chief executive officer.

Design of Total Compensation Program

K2’s Compensation Committee determines compensation levels of K2’s Named Executive Officers through two steps: one that captures external comparisons, and a second, which interprets data based on internal considerations.

Benchmarking

The competitiveness of salaries, annual incentives, long-term incentives, and total direct compensation, which is the aggregate of such amounts, for the Named Executive Officers are benchmarked versus competitive levels annually. The Compensation Committee may review the competitiveness of the severance and change in control arrangements of the Named Executive Officers in the future if the Compensation Committee determines that such review is desirable. K2 does not consider any other elements of compensation to be a material portion of total compensation for its Named Executive Officers.

Total Direct Compensation Benchmarking

K2’s Compensation Committee benchmarks K2’s compensation programs against competitive levels using two sources: public filings of peer group companies and survey information. The Compensation Committee matches positions at K2 to benchmark positions at peer group companies and survey averages on the basis of job function and responsibilities. The Compensation Committee weighs each source equally when making assessments and decisions about compensation levels and any desired changes. The Compensation Committee has observed that the use of these separate sources has resulted in fairly consistent “market” levels of compensation for job functions and responsibilities across public companies included in the benchmark data.

Peer Group Benchmarking

With the assistance of Semler Brossy, K2’s Compensation Committee benchmarked in 2006 the competitiveness of salaries, annual bonuses, long-term incentives and total direct compensation of K2’s Named Executive Officers (other than Mr. Rangel and Mr. Marcovitch, neither of whom worked at K2 Inc. headquarters in 2006) against peer company compensation levels as reported in their public filings. The Compensation Committee intends to review this peer group and to conduct this peer group benchmarking exercise every two to three years, though it will be done more frequently if management or the Compensation Committee determines that such benchmarking is desired more frequently.

The goal of the Compensation Committee’s peer group benchmarking is to assess the competitiveness of compensation levels, opportunities, and practices versus a group of companies that would compete against K2 for talent. The peer group used for this purpose includes companies beyond direct business and operational competitors as the Compensation Committee believes that the pool from which talent is drawn from and lost to is larger than the small group of direct competitor companies. Specifically, the Compensation Committee seeks to include companies that are similar to K2 in terms of product or business strategy and have the following characteristics:

•

revenue within one-third to three times that of K2 (although the Compensation Committee would prefer a more narrow range of revenues, the committee, as advised by Semler Brossy, determined that it was necessary to expand the revenue range in order to find enough meaningful comparables);

•	substantial relationships with “big-box” retailers;

•	sell multiple products with independent branding; and

•	control their own product manufacturing, at least in part.

The peer group used by the Compensation Committee in 2006 includes the following twelve companies: Callaway Golf Company; Columbia Sportswear; Hasbro Inc.; Jakks Pacific Inc.; Jarden Corporation; Nautilus Inc.; Quiksilver Inc.; Reebok International Ltd.; Russell Corp.; Salton Inc.; Skechers U S A Inc.; and The Timberland Company. K2 had full year 2005 revenues approximately 20% greater than the median revenue of the peer group.

Survey Benchmarking

In 2006, K2’s Compensation Committee benchmarked the compensation levels of four of K2’s Named Executive Officers against the competitive levels reported in the ERI survey with companies having annual revenues of approximately $1.3 billion—in fiscal 2005, K2’s annual revenues were approximately $1.3 billion. For Mr. Marcovitch, the Compensation Committee used companies with annual revenues of approximately $236 million. Within this group, the Compensation Committee reviewed data for companies in “All Industries” and companies in the “Manufacturing Sporting and Athletic Goods” industry. This data was further analyzed to show competitive levels for all US-based companies as well as companies located in Carlsbad, California for four of the Named Executive Officers and Seattle, Washington for Mr. Marcovitch (as calculated by applying a cost-of-living adjustment factor supplied by ERI). The Compensation Committee gave less weight to the data for companies in “All Industries” and more weight to the “Manufacturing Sporting and Athletic Goods” data.

The Compensation Committee also in 2006 benchmarked compensation levels of four of the Named Executive Officers against competitive levels reported by Watson Wyatt Data Services with comparably sized companies based on revenue from $500 million to $1.5 billion—for Mr. Marcovitch, the Compensation Committee used comparably sized companies based on revenue from $100 million to $500 million. Within this group, the Compensation Committee looked at “All Industries” and “Manufacturing Industry” data. The Compensation Committee gave more weight to the “Manufacturing Industry” data than to the “All Industries” data.

Additionally, K2’s human resources department provides the Compensation Committee competitive survey benchmarking data. K2 subscribes to CompAnalyst, a web-based survey benchmarking tool powered by Salary.com, for professional compensation pricing, research and analysis data. K2 reviews data for companies with revenues between $1 billion and $3 billion that were headquartered in the San Diego, California metropolitan area for four of the Named Executive Officers and for Mr. Marcovitch, companies with revenues between $200 million and $500 million that were headquartered in the Seattle, Washington metropolitan area. This information is used annually by the Compensation Committee to monitor compensation levels.

The goal of the Compensation Committee’s survey benchmarking is to assess the competitiveness of the compensation levels or the Named Executive Officers versus the levels of senior executives of companies with comparable annual sales to determine whether the Named Executive Officers are paid competitively. The “market” levels of compensation produced by these surveys have been consistent with the “market” levels produced by peer company public filings, conducted by the Compensation Committee with the assistance of Semler Brossy.

Change-in-Control and Severance Benchmarking

K2’s Compensation Committee conducted a competitive review of severance and change in control practices with the assistance of Cooley Godward when establishing the current arrangements with K2’s Named Executive Officers beginning in mid-2004 through the time that the severance and change in control arrangements were approved by the Board in February 2005. As part of the review, K2 conducted an analysis of competitive practices among peer companies. Companies targeted for the analysis included those similar to K2 in terms of product, business strategy, or distribution. The peer group used by Cooley Godward includes the following 11 companies: Callaway Golf Company; Columbia Sportswear; Escalade, Inc.; Nautilus, Inc.; Oakley, Inc.; Quiksilver Inc.; Reebok International Ltd.; Russell Corp.; The Sports Authority Inc.; The Timberland Company; and Wolverine World Wide, Inc. The peer group was adopted by the Compensation Committee with recommendation from management. Seven of these 11 companies were also included in the peer group compiled in 2006 for the total direct compensation review (three of the remaining companies are no longer independent public companies). Additionally, the Compensation Committee used survey information on change in control arrangements as published by Towers Perrin as additional information. The Compensation Committee may review the competitiveness of these arrangements with the Named Executive Officers in the future if it determines that such review is desirable.

Compensation Positioning

K2’s Compensation Committee assesses the competitiveness of each compensation element separately on an annual basis. The desired competitive positioning varies first by taking into account K2’s financial performance relative to the sporting good industry generally and relative to K2’s business plan that is approved by the Board and then by taking into account individual factors, including the following:

•	discretionary assessment of overall individual performance, including a review of contribution and performance over the past year, strengths, weaknesses and development plans;

•	strategic importance of position;

•	scarcity in market of skills/talent;

•	scope of responsibility and experience in industry/position;

•	turnover/retention risks; and

•	internal pay considerations.

In addition, with respect to the compensation of K2’s CEO, the Compensation Committee also considers the following factors (the “CEO Factors”): leadership; development of a long-term strategy; putting in place appropriate executives in financial positions to attain sound financial controls; developing attracting, retaining and motivating an effective top management team; effectively communicating to all stakeholders; and working with the Board to keep them informed on all important aspects of K2.

Generally, the Compensation Committee strives to provide salary just below competitive medians for similar positions and appropriate annual bonus opportunities that would result in total cash compensation at or above competitive levels (as defined by competitive medians) for desired financial performance.

Long-term incentives, which comprise the remaining portion of total direct compensation, are determined independently from salary and cash bonus levels. The Compensation Committee calibrates long-term incentive grant levels based upon prior performance of the individual executive, the importance of retaining their services and the potential for their performance. The Compensation Committee believes that K2’s long-term incentive program, consisting of stock options, restricted stock and restricted stock units, is an important vehicle to attract and retain executives with the necessary talent and experience to keep K2 as a premier, branded consumer products company and to align the interests of K2 executives with K2 shareholders. Because of the direct relationship between the value of an option and the market price of K2 common stock, K2 has always believed that granting stock options is the best method of motivating its executives to manage the company in a manner consistent with the interests of K2 and its shareholders. However, because of the evolution of regulatory, tax and accounting treatment of equity incentive programs and because it is important to retain the executive officers and key employees of K2, K2 realizes that it is important that it utilize other forms of equity awards as and when it deems necessary. In 2006, K2 granted restricted stock units to the Named Executive Officers as it believed that the use of stock options and restricted stock units was a more efficient way to reward them for, and motivate them toward, superior performance.

Compensation Mix

K2’s Compensation Committee does not target specific mixes of compensation elements. The mix of compensation delivered to executives is derived through a balanced approach of applying the overall objective of K2’s compensation programs and K2’s competitive compensation positioning. However, the Compensation Committee believes that a significant portion of compensation should be performance-based in order to effectively focus executives on short-term and long-term profitability, growth and return to shareholders. In fiscal year 2006, at least one third and up to two-thirds of total compensation for the Named Executive Officers was performance-based. Set forth below is the mix of actual total direct compensation received by the Named Executive Officers in 2006:

Mix of Compensation Elements: As a Percentage of Actual Total Direct Compensation

		Variable Compensation
Named Executive Officer	Salary	Actual Annual Cash Bonus	Long-Term Incentives (1)	Total (Sum of Actual Annual Cash Bonus and Long- Term Incentives)
Richard J. Heckmann	35%	31%	34%	65%
J. Wayne Merck	45%	30%	25%	55%
Dudley W. Mendenhall	63%	31%	6%	37%
John J. Rangel	56%	28%	16%	44%
Robert Marcovitch	59%	36%	5%	41%

(1)	For each of the awards of stock options, restricted stock and restricted stock units to these Named Executive Officers, the value used represents the amount of share-based compensation expense recognized during fiscal year 2006 in the Annual Report on Form 10-K for the year ended December 31, 2006 in accordance with SFAS 123(R).

Elements of Compensation

Base Salary

K2’s Compensation Committee sets fixed compensation to K2’s Named Executive Officers in the form of a base salary to compensate K2’s executives for fulfilling their basic job responsibilities. The Compensation Committee’s policy is to provide a base salary aligned with competitive practice in order to attract and retain executives. The Compensation Committee reviews and establishes salaries annually as described in “Benchmarking” above. In 2006, the Compensation Committee approved salary increases for all of the Named Executive Officers as set forth below:

Base Salary

Named Executive Officer	2005 Salary	2006 Salary
Richard J. Heckmann	$690,385	$746,539
J. Wayne Merck	$512,500	$605,385
Dudley W. Mendenhall	$293,269	$321,154
John J. Rangel	$300,000	$308,462
Robert Marcovitch	$249,038	$282,308

The decision to make increases and the amount of the increase were based on the processes described in “Benchmarking” and “Compensation Positioning” set forth above.

Annual Cash Bonus Award

Annual cash bonus awards provide variable cash compensation aimed at rewarding executives for performance during the year. In 2006, with respect to K2’s chief executive officer and chief operating officer, the Compensation Committee first considered the K2 Inc. Performance-Based Annual Incentive Plan (the “Performance-Based Plan”) as described further in “Tax Consideration—Section 162(m)” below. Annual cash bonuses are determined also by taking into account K2’s financial performance (including K2’s performance against its business plan as approved by the Board) relative to the sporting goods industry and then by taking into account the individual factors as set forth above in “Compensation Positioning.” None of the Named Executive Officers has target bonus amounts. Before the February meeting of the Board, K2’s chief executive officer and chief operating officer establish corporate and division performance expectations in the form of K2’s business plan, which is subject to approval by the Board. After the end of the fiscal year, the Compensation Committee determines the cash bonus award for K2’s chief executive officer based on the Performance-Based Plan, K2’s financial performance relative the sporting goods industry generally and relative to K2’s business plan, the individual factors cited above and the CEO Factors. The chief executive officer makes a recommendation to the Compensation Committee for the chief operating officer’s annual cash bonus award in the same manner based on the Performance-Based Plan, K2’s financial performance relative to the sporting goods industry generally and relative to K2’s business plan and the individual factors cited above. The chief executive officer and chief operating officer make recommendations to the Compensation Committee for the cash bonus awards for Messrs. Mendenhall, Rangel and Marcovitch based on K2’s financial performance relative to the sporting goods industry generally and relative to K2’s business plan and the individual factors cited above. See “Compensation Positioning.” Messrs. Rangel and Marcovitch’s bonus determination is also based on an evaluation of the performance of K2’s European operations and K2 Sports, as the case may be.

The Compensation Committee chooses to use a discretionary methodology because it believes that it is important to retain flexibility in the event of changes in strategy, operational goals, expectations, or industry conditions. However, the Compensation Committee has committed to make certain changes to this program. See “Proposed Changes to Annual Cash Bonus Award and Equity Incentive Plan.”

Long-Term Equity Awards

K2’s Compensation Committee awards equity to K2’s executive officers and key employees based upon prior performance, the importance of retaining their services and the potential for their performance. However, there is no set formula for the granting of awards to individual executives or employees. All equity-based compensation granted to the Named Executive Officers in 2006 was made under the shareholder-approved 2006 Long-Term Incentive Plan. The awards under the 2006 Long-Term Incentive Plan supplement salary and annual cash bonus to provide an appropriate level of total compensation.

The Compensation Committee seeks the input of the chief executive officer in determining individual grants to K2 executives. The human resources department supports this process by providing pay and prior grant history. The Compensation Committee takes this information, as well as the competitive grant levels from the total direct compensation benchmarking study, into consideration when determining the grant levels and mix for each executive.

On May 23, 2006, K2’s Compensation Committee approved grants of stock options and performance-vested restricted stock units to all of the Named Executive Officers. For all of the Named Executive Officers except the chief executive officer and chief operating officer, the Compensation Committee targeted a mix of approximately 50% options and 50% restricted stock units, based on a Black-Scholes valuation. The mix for the chief executive officer and chief operating officer was slightly more heavily weighted towards restricted stock units. This was done to maintain grant consistency with their 2005 restricted stock grants. K2’s chief executive officer and chief operating officer received restricted stock grants in 2005 for retention and share conservation purposes. The mix for these executives in 2006 between stock options and restricted stock units is the same as the mix in 2005 between stock options and restricted stock.

Grant Timing

To ensure that K2’s stock option and restricted stock unit grants are made appropriately, K2 has the following practices regarding timing and exercise price determinations of grants to all employees:

•	All individual grants are approved by K2’s Compensation Committee.

•	Stock options are generally granted on an annual basis and at the same time to the Named Executive Officers and all other employees.

•

Going forward, K2 intends that annual stock option grants will be made on the date of the meeting of K2’s Compensation Committee in March after the year end earnings release and within 90 days of the start of the fiscal year to assure that any equity with performance-based equivalents will qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code, as such date will be determined at the regularly scheduled quarterly meeting of the Compensation Committee in February, unless K2 does not have adequate equity compensation shares and is awaiting approval by K2 shareholders (as was the case in 2004 and 2006). If this occurs, stock options will be granted on the date of the first quarterly meeting of K2’s Compensation Committee following the approval by K2 shareholders of the additional shares.

•

K2’s practice is that the exercise price for each stock option is the market value on the date of grant. Under the 2006 Long-Term Incentive Plan, the option price shall not be less than the fair market value of the shares on the date of grant.

•

Although K2 does not have a formal written policy, it has not made grants while in the possession of non-public information. Any equity grants will be deferred to a later date if K2’s Compensation Committee or management is in possession of non-public information.

Stock Options

K2 grants stock options to align the interests of its executives with those of its shareholders. Executives can be rewarded with substantial upside if the K2 share price increases and the executive or key employee remains employed for the period required for the options to vest.

In 2006, all stock option grants became exercisable over three years, with 20% after one year, 30% after two years, and 50% after three years. The Compensation Committee chose this back-loaded vesting schedule to increase the retentive power of the stock options. Unexercised options expire ten years from the date of grant.

Restricted Stock Units

In 2006, K2 began providing performance-based restricted stock units in addition to the grants of stock options. The inclusion of restricted stock units focuses Named Executive Officers on annual corporate adjusted earning per share (“EPS”) goals or earning before interest and taxes (“EBIT”) targets of the applicable reporting unit. The restricted stock units granted to the Named Executive Officers in 2006 will be earned based on one-year performance. The Compensation Committee chose the one-year performance period because it believes that the ability to reset goals annually to react to changes in strategy, operational goals, expectations, or industry conditions is imperative. The one year measurement cycle extended from January 1, 2006 through December 31, 2006. The shares earned then vest in equal annual installments over the next three years for retention purposes.

Performance for the Named Executive Officers is measured against a pre-determined Adjusted EPS target for K2, as approved by the Compensation Committee, other than Mr. Marcovitch who is measured against a pre-determined EBIT target for K2 Sports, as established by K2’s chief operating officer. The inclusion of a single metric is intended to provide a strong, single focus for executives

EPS is generally defined as K2’s net income divided by the average number of shares outstanding during that period. Adjusted EPS means diluted EPS calculated in accordance with GAAP adjusted for the following non-cash costs and expenses, in each case, net of applicable taxes: non-cash stock compensation costs resulting from restricted stock awards and share-based payment transactions; non-cash amortization expense of acquired intangible assets resulting from acquisition activities; and non-cash amortization expense of capitalized debt costs associated with, among other things, K2’s revolving credit facilities, convertible debentures and senior notes. The excluded items include certain non-cash costs and expenses because management and the Compensation Committee do not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events that are not directly related to K2’s ongoing core business operations. And, management and the Compensation Committee believe that a focus on Adjusted EPS will over the long term reward the Named Executive Officers for performance that will lead to steady, consistent and superior financial performance. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

For performance at or above target, the Named Executive Officers will be eligible to receive 100% of the target shares granted. If Adjusted EPS for K2 Inc. (or EBIT for K2 Sports in respect of Mr. Marcovitch) is at or above an established threshold, but less than target, the Named Executive Officers will be eligible to receive 50% of the shares granted. No awards will be granted if the threshold is not met.

For 2006, the Adjusted EPS target was $0.82, with the threshold established at $0.78. The target for this plan was the same as the low end of the guidance that K2 had provided as part of its full year guidance for K2 as of the date of grant. The threshold represents the same achievement as for fiscal 2005. In addition, pursuant to the terms of the 2006 Long-Term Incentive Plan, the Compensation Committee agreed to adjust the performance goals to exclude the adverse effect of certain identified non-operational items for all Named Executive Officers other than Mr. Marcovitch. For Mr. Marcovitch, the EBIT target was $16.0 million, with the threshold established at $15.0 million. No adjustments were made for fiscal 2006. The target represents the allocated amount required from K2 Sports in order that K2 meet its Adjusted EPS target of $0.82. The target and actual payout of restricted stock units in 2006 for the Named Executive Officers was as follows:

2006 Target and Actual Payouts of Restricted Stock Units

Named Executive Officer	Target Payout	Actual Payout (1)
Richard J. Heckmann	40,000	40,000
J. Wayne Merck	40,000	40,000
Dudley W. Mendenhall	5,000	5,000
John J. Rangel	3,333	3,333
Robert Marcovitch	3,333	3,333

(1)	Subject to three year vesting schedule and applicable federal and state withholding taxes, which in 2007 will be satisfied by reducing the number of shares of K2 common stock otherwise deliverable at the fair market value on the applicable taxable date.

Health Welfare and Retirement Benefits

K2 offers a variety of health and welfare and retirement programs to all eligible employees. The Named Executive Officers generally are eligible for the same benefit programs on the same basis as the rest of K2’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. K2’s health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.

K2 offers retirement programs that are intended to supplement the employees’ personal savings and social security. K2 has maintained the Pension Plan of K2 Inc., including the Enka Union Plan (the “K2 Pension Plan”) and the K2 Inc. Retirement Savings Plan, a 401(k) plan (the “401(k) Plan”) for U.S. employees. Non-U.S. employees are covered under different retirement plans.

The K2 Pension Plan is a tax-qualified, plan funded by K2, subject to the provisions of Employment Retirement Income Security Act of 1974. Benefits under the K2 Pension Plan are based on years of service and remuneration. Because of the significant number of acquisitions done by K2 in the past, the actual benefit formulas varied based on the eligible employee’s business unit. Effective August 31, 2004, the K2 Pension Plan was amended to freeze the accrual of future benefits to all Named Executive Officers and most other employees (for certain participants, the effective date of such freezing was September 16, 2005). No offsets or additional payments have been made in connection with the freezing of benefits in the Plan.

In addition, in connection with K2’s acquisition of Penn Fishing Tackle, in January 2007, K2 acquired the Penn Fishing Tackle Pension Plan, for which only employees of Penn Fishing Tackle are eligible. None of the Named Executive Officers or executive officers has or will accrue any benefits under this plan.

K2 does not have any other retirement or non-qualified deferred compensation plans in which the Named Executive Officers participate.

Perquisites

K2 provides the Named Executive Officers with perquisites that the Compensation Committee believes are relatively modest and as such are not benchmarked to market practices during the compensation review process. In 2006, the only perquisites provided to the Named Executive Officers were automobile allowances amounting to $19,160 for each of Mr. Heckmann and Mr. Merck; $15,457 for Mr. Rangel; and $13,000 for Mr. Marcovitch. In addition, perquisites included payment of group life insurance premiums for coverage of over $50,000 amounting to payments as follows: $1,980 for Mr. Heckmann; $450 for Mr. Merck; $690 for each of Mr. Mendenhall and Mr. Rangel; and $1,024 for Mr. Marcovitch.

K2 reimburses Mr. Rangel expatriate expenses associated with his assignment to Europe. The reimbursements include a gross-up for any excess taxes that Mr. Rangel pays above what he would have paid during his residence in the United States and payment of his housing costs. The reimbursement ensures Mr. Rangel stays whole and provides an incentive for taking on a major relocation that was in the best interests of K2 and its shareholders.

Employment Agreements

Each Named Executive Officer, other than Mr. Marcovitch, participates in a severance benefit plan and has entered into a change in control agreement with K2 that specifies base salaries, participation in K2’s compensation/benefit plans, and change-in-control arrangements. This plan and the agreements were put in place to foster executive retention and to ensure the continued dedication and objectivity of executives in the event of any potential change in control discussions. Non-competition and non-solicitation covenants are included to help protect K2 after such executive’s termination.

As mentioned above, K2’s Compensation Committee conducted a competitive review of severance and change in control practices when recommending for approval to the Board the current severance benefit plan and change in control agreements. This analysis examined the practices of peer companies, including individual and aggregate benefit levels. Based on the findings of the competitive review, the Compensation Committee believes that all aspects of its current severance benefit plan and change in control agreements with the Named Executive Officers are consistent with competitive practices. See “Benchmarking” above.

General Terms of Severance Plan and Change in Control Agreements

Benefits under all agreements are only paid if K2 becomes subject to a “change in control,” and the executive is terminated by K2 “without cause” or resigns with “good reason,” during the period four months prior or 12 months after such transaction. Quoted terms are defined below under “Involuntary not for Cause Termination and Termination for Good Reason” and “Payments upon a Termination in connection with a Change in Control.” This double trigger was chosen because the Compensation Committee believes that executives are only materially harmed if a change in control results in a reduction in responsibilities, benefits or compensation, a significant change in the location of employment, or loss of employment.

K2’s Compensation Committee chose to provide severance benefits following a good reason termination of a Named Executive Officer’s employment because it believes that a termination by the executive for good reason in connection with a change in control is conceptually the same as an actual termination by K2 without cause, and because it believes that potential acquirers would otherwise have an incentive to constructively terminate the Named Executive Officers to avoid paying severance. A severance benefit is not triggered for relocation of executive’s principal place of employment unless there is a change in control.

However, the good reason definition in the agreement with K2’s chief executive officer includes an additional provision that allows him to resign within 90 days following a change in control for any reason and receive all benefits. This enhanced provision resulted from negotiations between Mr. Heckmann and the Board and was provided for retention purposes.

Severance

Each of the Named Executive Officers, other than Mr. Marcovitch, participates in the K2 Inc. Severance Benefit Plan. K2 offers this plan to the Named Executive Officers to aid in retaining them, to help ensure commitment and focus in periods of uncertainty, and to provide certain protections to K2 in return for the severance benefits. The provisions established in this plan were determined in the context of the competitive data at the same time that the change in control agreements were put in place. Differentiations in provisions between executives were based on the competitive findings and the importance of retaining each executive.

Under the terms of this plan, if any of the Named Executive Officers, other than Mr. Marcovitch, is terminated without cause, he will be eligible to receive the following:

•	A multiple of base salary and bonus;

•	Continuation of health benefits for a period of time; and

•	Acceleration of vesting of all equity grants and an extension of the exercise period of options.

See the tables entitled “Potential Payments Upon Termination or Change in Control” for more detailed descriptions of the provisions and potential payouts under the K2 Inc. Severance Benefit Plan.

Change in Control

K2’s Compensation Committee has chosen to provide change in control agreements for a number of reasons. The Compensation Committee believes that such protection in an industry with significant merger and acquisition activity is an important aspect of attracting and retaining the talent needed to lead it. The Compensation Committee believes that these arrangements will help focus K2’s executives on shareholder interests when considering a potential acquisition of K2. Additionally, these arrangements provide certain protections to K2 in return for the severance benefits. Complete descriptions of the change in control agreements and provisions can be found in the tables entitled “Potential Payments Upon Termination or Change in Control.”

K2’s Compensation Committee negotiated the arrangements with the Named Executive Officers, other than Mr. Marcovitch, and recommended the arrangements, which subsequently were approved by the Board. Certain provisions in these agreements differ by executive. The provisions established in these agreements were determined in the context of competitive data. The Compensation Committee differentiated agreements among the Named Executive Officers to include provisions and benefits that were commensurate with each executive’s importance in the event of a change in control, to align with competitive practices, and to maximize the potential retentive effects. Mr. Rangel’s previously established employment and change in control arrangements were also considered during the negotiation process. The Compensation Committee carefully considered the following provisions for these change in control agreements.

Involuntary not for Cause Termination and Termination for Good Reason

Each of the Named Executive Officers, other than Mr. Marcovitch, will be entitled to certain benefits as described in the he tables entitled “Potential Payments Upon Termination or Change in Control” if his employment is terminated by K2 for reasons other than cause or by the executives for good reason, or for Mr. Heckmann only, any reason within 90 days following a change in control. A termination is for cause if any of the following events result in a demonstratably harmful impact on K2’s business or reputation, or that of any of K2’s subsidiaries, as reasonably determined by the Board: (1) such Named Executive Officer’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (2) such Named Executive Officer’s commission of (or attempted commission of), or participation in, a fraud or act of dishonesty against us; (3) such Named Executive Officer’s material violation of any statutory duty owed to K2 or material violation of any policy or rule of K2’s; (4) the executive’s unauthorized use or disclosure of K2’s confidential information or trade secrets; (5) such Named Executive Officer’s gross misconduct; or (6) such Named Executive Officer’s conduct that constitutes gross insubordination or habitual neglect of duties that is not cured within the reasonable period provided by the Board or a committee designated by the Board in its written notice to the executive of such conduct.

A termination by such Named Executive Officers is for good reason if it is for any of the following reasons: (1) a material breach of the employment agreement by K2; (2) a significant reduction in such Named Executive Officer’s duties, position, authority or responsibilities; (3) a reduction in such Named Executive Officer’s base salary, bonus or other cash incentive compensation for any reason other than a company-wide pay reduction;, (4) a substantial reduction in such Named Executive Officer’s long-term non-cash incentives;, (5) the failure of K2 to timely pay such Named Executive Officer’s compensation then due or to timely reimburse such Named Executive Officers for business expenses incurred in accordance with K2 policy; (6) a material reduction in such Named Executive Officer’s benefits for any reason other than in connection with any change to benefit programs applicable to all employees; and (7) a relocation of such Named Executive Officer’s principal workplace by more than 50 miles.

If any termination benefit payments are made as a result of an involuntary not for cause termination (other than a change in control), K2 has agreed to pay all such Named Executive Officers, either a payment of such termination benefits that is reduced so that there would be no excise tax or an amount (which shall be no more than the total payment), which after taking into account all applicable income and excise taxes, would provide them with the greatest payment on an after-tax basis.

Payments upon a Termination in connection with a Change in Control

Each of the Named Executive Officers, other than Mr. Marcovitch, will be entitled to certain benefits as described in the tables entitled “Potential Payments Upon Termination or Change in Control” if such Named Executive Officer’s employment is terminated by K2 for reasons other than for cause or by the executive for good reason during the four month period before and twelve month period after a change in control. A change in control means any of the following: (1) any person or group of persons (other than K2 or any of its affiliates)

directly acquires beneficial ownership of securities possessing more than 35% of the total combined voting power of K2’s outstanding securities; (2) the composition of the Board changes over a period of 24 consecutive months or less in a way that results in a majority of the Board ceasing to be comprised of individuals who either (A) have been members of the Board continuously since the beginning of the period or (B) have been elected during the period by at least two thirds of the Board members described in (A) who were still in office at the time the election or nomination was approved by the Board; (3) a merger in which K2 is not the surviving entity; (4) a reverse merger in which K2 is the surviving entity; (5) any merger involving a subsidiary of K2’s in which K2 is a surviving entity (in 3, 4 and 5, K2 shareholders immediately prior to the transaction do not hold, immediately after the transaction, 50% or more of the total combined voting power of the surviving entities outstanding securities); and (6) the sale or transfer of all or substantially all of K2’s assets other than in connection with an internal reorganization or complete liquidation.

280G Tax Gross-Up

Upon a change in control, the Named Executive Officers may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. K2 has agreed to reimburse Messrs. Heckmann, Merck and Rangel for all excise taxes that are imposed on them under Section 280G and any income and excise taxes that are payable by them as a result of any reimbursements for Section 280G excise taxes. The total 280G tax gross-up amounts in the tables entitled “Potential Payments Upon Termination or Change in Control” assume that Named Executive Officers are entitled to full reimbursement by K2 of (1) any taxes that are imposed upon the executives as a result of a change in control, (2) any income and excise taxes imposed upon the executives as a result of K2’s reimbursement of the excise tax amounts and (3) any additional income and excise taxes that are imposed upon executive as a result of K2’s reimbursement of the executives for any excise or income taxes. The calculation of the 280G gross-up amounts in the tables entitled “Potential Payments Upon Termination or Change in Control” is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 9.3% state income tax rate and 42% foreign tax rate (foreign tax rate applies only to Mr. Rangel). K2 has also agreed to pay Mr. Mendenhall either a payment of such termination benefits that is reduced so that there would be no excise tax or an amount (which shall be no more than the total payment), which after taking into account all applicable income and excise taxes, would provide them with the greatest payment on an after-tax basis.

If any termination benefit payments are made as a result of an involuntary not for cause termination (other than a change in control), K2 has agreed to pay all the Named Executive Officers, except Mr. Marcovitch, either a payment of such termination benefits that is reduced so that there would be no excise tax or an amount (which shall be no more than the total payment), which after taking into account all applicable income and excise taxes, would provide them with the greatest payment on an after-tax basis.

Non-Compete Agreements

As a condition to each of the Named Executive Officer’s, other than Mr. Marcovitch, entitlement to the salary, bonus, medical benefits coverage, acceleration of the equity awards and tax gross ups, such Named Executive Officers are required to execute a release and waiver of claims against K2 and shall be bound by the terms of a non-compete agreement. The non-compete agreement prohibits, during the severance period, such Named Executive Officers from assuming or participating in, either directly or indirectly, any position, investment or interest known by the executives to be adverse or antagonistic to K2, K2’s business or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with K2’s business or that of any of K2’s subsidiaries.

Non-Solicitation Agreements

During any change in control severance period and for one year thereafter, each of the Named Executive Officers, other than Mr. Marcovitch, agrees not to either directly or through others solicit or attempt to solicit (1) an employee, consultant or independent contractor of K2 or its subsidiaries to terminate their employment or relationship with K2 or its subsidiaries in order to become an employee, consultant or independent contractor to or for any other person or business entity, or (2) the business of any customer, supplier, service provider, vendor or distributor of K2 or any of its subsidiaries that were at the time of termination or one year after thereto was doing business with K2 or any of its subsidiaries or were listed on the customer, supplier, service provider, vendor or distributor list of K2 or any of its subsidiaries.

Tax Considerations

Generally, advantageous tax or accounting treatment is preferred. However, K2’s Compensation Committee does not make its decisions solely to ensure advantageous tax or accounting treatment.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deduction on compensation paid to a company’s named executive officers that exceeds $1 million. An exception is provided for “performance-based” compensation. K2 has structured its annual cash bonuses and grants of stock options, restricted stock units and restricted stock so as not to lose a tax-deduction. On May 15, 2003, K2 shareholders approved the K2 Inc. Performance-Based Annual Incentive Plan to provide incentives in the form of periodic bonus cash awards to the Named Executive Officers. The Performance-Based Plan was designed to qualify compensation paid under the plan as “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code. Under the Performance-Based Plan, the target bonuses for the Named Executive Officers are based on the achievement of positive economic earnings, which is defined as income from continuing operations before taxes and accounting charges and extraordinary items, less pension income (or plus pension expense) plus amortization and impairment of goodwill, plus restructuring or similar charges (the “Economic Earnings”).

The Economic Earnings must be achieved during the applicable year, and the maximum that may be paid to the Named Executive Officers in any year is 7.5% of the Economic Earnings. Each of the Named Executive Officers that is selected to participate in the Annual Incentive Plan may receive a reward expressed as a percentage of the maximum aggregate amount to be paid by K2, which is 30% of the Economic Earnings for the Chief Executive Officer and 17.5% for the other Named Executive Officers, but in any case the award may not exceed $3 million. The award may be reduced or eliminated, but not increased, by the Compensation Committee at any time taking into account, among other things the following: (1) revenue and operating income; (2) other significant financial or strategic achievements; (3) its subjective assessment of each of the Named Executive Officers overall performance; and (4) information about compensation practices at other peer group companies for the purpose of evaluating competitive compensation levels.

The Compensation Committee believed that incorporating the restricted stock units into the compensation program was the best design to achieve K2’s compensation objectives; however, the Compensation Committee was not able to make grants until the shares were approved by shareholders in May 2006. Section 162(m) of the Internal Revenue Code requires that all performance conditions be determined and communicated within 90 days of the start of the performance period. Because shareholder approval was not gained until well after 90 days into the fiscal year, the grants did not qualify as performance-based under the Internal Revenue Code.

Consequently, when they vest, they will not be deductible under Section 162(m) of the Internal Revenue Code. Starting in 2007, it is expected that the restricted stock units will all qualify as performance-based under the Internal Revenue Code.

Prior to 2006, certain executives received service-vested restricted stock grants that did not qualify as “performance-based.” In future years, K2 will lose its tax deduction to the extent that the sum of a designated Named Executive Officer’s salary, the value of any other non-performance based compensation (including such restricted stock, salary and perquisites) exceeds $1 million. In 2006, K2 does not expect that any deductions will be limited under Section 162(m) of the Internal Revenue Code.

K2’s Policy Regarding the Adjustment or Recovery of Awards

K2’s Compensation Committee currently has no formal written policy regarding the recovery of awards already made if there were a restatement of K2’s financial performance for measures upon which the award had already been made. However, the Compensation Committee believes that under most circumstances it would be counterproductive to “claw back” incentive payouts except in egregious cases or as required under Sarbanes-Oxley, but is prepared to use its judgment if such a situation were ever to arise in the future (within the limits of existing contractual arrangements).

Proposed Changes to Annual Cash Bonus Award and Equity Incentive Plan

K2’s Compensation Committee has recently engaged outside compensation consultants to assist with a review of K2’s executive compensation programs. Changes to the compensation programs will be made in the first quarter of 2008 and disclosed in the fiscal year 2007 proxy with the goal of further ensuring the strong linkage of pay to performance. Specifically, K2 has committed to do the following:

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Implement an annual cash incentive program that will measure performance against financial and/or operational goals of K2 established and communicated in the first quarter of the year. No more than 25% of the total annual cash incentive opportunity will be based on factors subject to discretion of the Compensation Committee, such as a discretionary assessment of individual performance.

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Implement a long-term equity incentive strategy that will place a majority of the emphasis (based on the number of stock options, restricted stock units or restricted stock granted) on performance-contingent vehicles such as performance-based restricted stock units and less emphasis on time-based vehicles, such as the current stock option awards.

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Provide full retrospective disclosure of the following: performance metrics; threshold, target, and maximum performance goals and the associated payout levels; and actual performance compared to those goals and the associated payouts. To this end, there will be no payouts on annual cash incentive or performance-contingent equity awards if K2’s performance is below a particular threshold.

Compensation Tables

Summary Compensation Table

The following table sets forth information concerning total compensation earned or received of K2’s Named Executive Officers in 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Changes in Pension Value ($) (3)	All Other Compensation ($) (4)	Total ($)
Richard J. Heckmann (5) Chairman and Chief Executive Officer	2006	$746,539	$680,000	$599,661	$134,873	$668	$31,040	$2,192,781

J. Wayne Merck (6) President and Chief Operating Officer	2006	605,385	400,000	271,351	74,899	0	29,510	1,381,145

Dudley W. Mendenhall Senior Vice President and Chief Financial Officer	2006	321,154	160,000	11,312	19,031	3	10,590	522,090

John J. Rangel President—European Operations	2006	308,462	150,000	73,196	15,886	0	175,904	723,448

Robert Marcovitch President—K2 Sports	2006	282,308	170,000	7,534	15,886	0	25,222	500,950

(1)	Represents the amount of share-based compensation expense recognized, but without regard to forfeiture estimates, during fiscal year 2006 in the financial statements in accordance with SFAS 123(R) for restricted stock and/or restricted stock unit grants under which the executive has the right to receive, subject to vesting (and performance conditions in some cases), shares of K2’s common stock. The assumptions used in the determination of the grant date fair value are set forth in the footnotes to the financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Represents the amount of share-based compensation expense recognized, but without regard to forfeiture estimates, during fiscal year 2006 in the financial statements in accordance with SFAS 123(R) for stock option grants under which the Named Executive Officer has the right to receive, subject to vesting, shares of K2’s common stock. The assumptions used in the determination of the grant date fair value are set forth in the footnotes to the financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Changes due to service and compensation were as follows: $2,095 for Mr. Heckmann, $7,658 for Mr. Merck, $1,229 for Mr. Mendenhall and $13,172 for Mr. Rangel. Changes due to the increase in interest rates were as follows: ($1,427) for Mr. Heckmann, ($12,862) for Mr. Merck, ($1,226) for Mr. Mendenhall and ($18,250) for Mr. Rangel.

(4)	Other compensation for the Named Executive Officers includes the following: (i) K2’s matching contribution to the accounts of the Named Executive Officers in the K2 Inc. 401(k) Retirement Savings Plan: $9,900 to each of the Named Executive Officers, except Mr. Marcovitch, who received $11,198; (ii) payment of certain expatriate expenses on behalf of Mr. Rangel ($103,174 for taxes and $46,683 for housing costs); (iii) auto allowances of $19,160 for each of Mr. Heckmann and Mr. Merck, $15,457 for Mr. Rangel and $13,000 for Mr. Marcovitch and (iv) payment of group life premiums for coverage over $50,000: $1,980 for Mr. Heckmann, $450 for Mr. Merck, $690 for each of Mr. Mendenhall and Mr. Rangel and $1,024 for Mr. Marcovitch.

(5)	Mr. Heckmann was appointed to Executive Chairman in February 2007.

(6)	Mr. Merck was appointed to President and Chief Executive Officer in February 2007.

Plan-Based Awards

The following table sets forth information concerning the grants of plan-based awards, restricted stock units and stock options to each Named Executive Officer in 2006.

Grants of Plan-Based Awards in 2006

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base price of Option Awards ($/Sh)	Grant Date Fair Value of Options and Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#) (1)	Maximum (#) (1)
Mr. Heckmann	5/23/2006	—	—	—	20,000	40,000	40,000	—	—	—	446,000
	5/23/2006	—	—	—	—	—	—	—	100,000	11.15	517,120

Mr. Merck	5/23/2006	—	—	—	20,000	40,000	40,000	—	—	—	446,000
	5/23/2006	—	—	—	—	—	—	—	100,000	11.15	517,120

Mr. Mendenhall	5/23/2006	—	—	—	2,500	5,000	5,000	—	—	—	55,750
	5/23/2006	—	—	—	—	—	—	—	15,000	11.15	77,568

Mr. Rangel	5/23/2006	—	—	—	1,667	3,333	3,333	—	—	—	37,163
	5/23/2006	—	—	—	—	—	—	—	10,000	11.15	51,712

Mr. Marcovitch	5/23/2006	—	—	—	1,667	3,333	3,333	—	—	—	37,163
	5/23/2006	—	—	—	—	—	—	—	10,000	11.15	51,712

(1)	Represents the grant of restricted stock units under which the Named Executive Officer has the right to receive, subject to vesting, shares of K2’s common stock. The restricted stock units vest over three years at one third per year beginning on the first anniversary date of the grant, May 23, 2006. These awards were subject to certain performance conditions for fiscal 2006. If each of the Named Executive Officers met certain objectives set by the performance conditions, each could receive 0%, 50% or 100% of the grant. All performance conditions were met by December 31, 2006 related to the awards in the above table and therefore, the executives earned 100% of the grants, subject to continued service vesting requirements.

(2)	Represents the grant of stock options under which the Named Executive Officer has the right to receive, subject to vesting, shares of K2’s common stock. The stock options vest 20% after one year from the date of the grant, May 23, 2006, an additional 30% after two years and the remaining 50% after three years.

(3)	Represents the total grant date fair value in accordance with SFAS 123(R). The per share grant date fair value of the restricted stock units and stock options granted on May 23, 2006 is $11.15 and $5.1712, respectively. The assumptions used in the determination of the grant date fair value are set forth in the footnotes to the financial statements in the Annual Report on Form 10-K for the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2006 for the Named Executive Officers as well as unvested stock awards as of December 31, 2006, assuming a market value of $13.19 per share (the closing price of the K2’s stock on December 29, 2006).

Outstanding Equity Awards at December 31, 2006

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Heckmann	—	100,000	(3)	—	11.15	5/23/2016	—		—	—		—
	1,000	—		—	21.50	1/2/2008	—		—	—		—
	500	—		—	10.63	1/4/2009	—		—	—		—
	10,000	—		—	7.13	1/4/2010	—		—	—		—
	5,000	—		—	7.75	1/5/2011	—		—	—		—
	5,000	—		—	7.30	1/2/2012	—		—	—		—
	150,000	—		—	7.45	4/1/2013	—		—	—		—
	250,000	—		—	13.69	5/18/2014	—		—	—		—
	100,000	—		—	12.51	4/28/2015	—		—	—		—
	—	—		—	—	—	25,000	(4)	329,750	—		—
	—	—		—	—	—	26,666	(5)	351,725	—		—
	—	—		—	—	—	—		—	40,000	(6)	527,600

Mr. Merck	—	100,000	(3)	—	11.15	5/23/2016	—		—	—		—
	25,000	—		—	7.13	1/4/2010	—		—	—		—
	40,000	—		—	8.56	7/7/2010	—		—	—		—
	25,000	—		—	8.76	2/27/2011	—		—	—		—
	8,000	—		—	23.50	12/18/2007	—		—	—		—
	12,000	—		—	11.25	12/16/2008	—		—	—		—
	25,000	—		—	7.45	4/1/2013	—		—	—		—
	75,000	—		—	13.69	5/18/2014	—		—	—		—
	100,000	—		—	12.51	4/28/2015	—		—	—		—
	—	—		—	—	—	26,666	(5)	351,725	—		—
	—	—		—	—	—	—		—	40,000	(6)	527,600

Mr. Mendenhall	—	15,000	(3)	—	11.15	5/23/2016	—		—	—		—
	20,000	—		—	7.45	4/1/2013	—		—	—		—
	35,000	—		—	13.69	5/18/2014	—		—	—		—
	30,000	—		—	12.51	4/28/2015	—		—	—		—
	—	—		—	—	—				5,000	(6)	65,950

Mr. Rangel	—	10,000	(3)	—	11.15	5/23/2016	—		—	—		—
	75,000	—		—	7.50	12/20/2009	—		—	—		—
	75,000	—		—	7.13	1/4/2010	—		—	—		—
	20,000	—		—	7.45	4/1/2013	—		—	—		—
	20,000	—		—	23.50	12/18/2007	—		—	—		—
	35,000	—		—	11.25	12/16/2008	—		—	—		—
	35,000	—		—	13.69	5/18/2014	—		—	—		—
	35,000	—		—	12.97	7/27/2014	—		—	—		—
	—	—		—	—	—	5,000	(4)	65,950	—		—
	—	—		—	—	—	—		—	3,333	(6)	43,962

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Marcovitch	—	10,000	(3)	—	11.15	5/23/2016	—	—	—		—
	19,400	—		—	7.45	4/1/2013	—	—	—		—
	25,000	—		—	13.69	5/18/2014	—	—	—		—
	750	—		—	60.00	1/21/2007	—	—	—		—
	750	—		—	18.75	1/2/2008	—	—	—		—
	2,000	—		—	20.00	5/19/2008	—	—	—		—
	1,000	—		—	16.88	6/17/2008	—	—	—		—
	1,500	—		—	6.25	2/8/2009	—	—	—		—
	20,000	—		—	12.51	4/28/2015	—	—	—		—
	—	—		—	—	—	—	—	3,333	(6)	43,962

(1)	The exercise price is equal to the closing price of K2’s stock on the respective date of grants.

(2)	All such options granted expire on the tenth anniversary of the date of grant, subject to earlier expiration in the event of the Named Executive Officer’s termination of employment with K2, subject to the severance benefit plan or employment agreements, as applicable.

(3)	Options granted were exercisable as to 20% of the underlying shares after one year from the date of grant, May 23, 2006, an additional 30% after two years and the remaining 50% after three years.

(4)	Restricted stock award vesting on August 9, 2007.

(5)	Restricted stock award with 50% vesting on March 28, 2007 and the remaining 50% vesting on March 28, 2008.

(6)	Restricted stock unit with one third vesting annually on May 23, 2007, 2008 and 2009. Award was subject to certain performance conditions in the first year, which criteria were satisfied as of December 31, 2006.

Option Exercises and Stock Vested

The following table sets forth information concerning the amounts received upon exercise of options or the vesting of stock for the Named Executive Officers during 2006.

Options Exercised and Stock Vested in 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Heckmann	—	$—	38,334	$416,758
Mr. Merck	—	—	13,334	164,008
Mr. Mendenhall	—	—	0	0
Mr. Rangel	—	—	5,000	50,550
Mr. Marcovitch	5,600	79,876	—	—

Pension Benefits

The following table sets forth information concerning the present value of the accumulated benefits payable to each of the Named Executive Officers, as well as the number of years of service credited to each individual, under each of the Company’s defined benefit pension plans determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Heckmann	Pension Plan of K2 Inc. (for K2 Inc. associates)	3.58	$35,356	$0
Mr. Merck	Pension Plan of K2 Inc. (for K2 Inc. associates)	2.97	20,719	0
	Pension Plan of K2 Inc. (for Shakespeare associates)	11.7	110,912	0
Mr. Mendenhall	Pension Plan of K2 Inc. (for K2 Inc. associates)	3.17	14,374	0
Mr. Rangel	Pension Plan of K2 Inc. (for K2 Inc. associates)	22.25	224,898	0
Mr. Marcovitch	N/A	N/A	N/A	N/A

K2 sponsors a non-contributory defined benefit pension plan that covers approximately 750 of its domestic employees, including four of the Named Executive Officers. Benefits are generally based on years of service and the employee’s highest average compensation for five consecutive years during the years of credited service. Contributions are intended to provide for benefits attributable to service to date and service expected to be provided in the future. K2 funds this plan in accordance with the Employee Retirement Income Security Act of 1974. Effective August 31, 2004, the K2 Pension Plan was amended to freeze the accrual of future benefits for almost all of the employees, including the four Named Executive Officers who participated in the plan. This freeze resulted in active participants no longer accruing additional benefits under the plan. Participants will remain eligible to receive the benefits they have earned under the plan through August 31, 2004 at the time of retirement. In order to participate in the plan, the participant is required to have been a salaried K2, Simplex or Shakespeare associate, been 21 years of age and have completed one year of service with K2 Inc., Simplex or a subsidiary of K2 or 1,000 hours for Shakespeare associates by August 31, 2004. New employees are not eligible to accrue any benefit under the plan.

Pension costs and liabilities are actuarially calculated. These calculations are based on assumptions related to the discount rate, projected compensation increases and expected return on assets. The discount rate assumption is based on current market interest rates of long-term bonds as of December 31, 2006, 5.89%. There is no salary growth assumption on the domestic plan for the future due to the freezing of the plan. Long-term return on plan assets is determined based on historical portfolio results and management’s future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio (7.75% for 2006). K2 evaluates the assumptions used on a periodic basis and makes adjustments as necessary.

The normal retirement date is the day the executive becomes age 65. The benefit formula for the Named Executive Officers (as K2 associates) for normal retirement is whichever of the following produces the highest pension benefit: (i) 1% of the executive’s high five-year earnings times the years of service (up to 35 years), (ii) $120 times the years of service or (iii) 37.5% times the final average earnings times a fraction (not more than 1) where the numerator is the executive’s years of service (excluding service on or after June 1, 1996) and denominator is 25. The pension benefit will be based only on years of service, high five-year earnings and final average earnings up through August 31, 2004. For purposes of determining final average earnings, eligible compensation included salary, bonuses and similar forms of compensation paid to the executives by K2 or its affiliates while participating in the plan through August 31, 2004, limited by the IRS to a maximum of $205,000 in 2004.

The benefit formula for Mr. Merck’s service as a Shakespeare associate is determined by whichever of the following produces the highest pension benefit: (i) 1.4% of average monthly earnings times credited years of service or (ii) $5 times credited years of service. However, the benefit cannot be more than 60% of his average monthly earnings. Average monthly earnings is the highest average monthly earnings in five consecutive years as of July 31 of each year, during the last 10 years of employment and includes only basic monthly earnings (salary for Mr. Merck).

None of the Named Executive Officers are currently eligible for early retirement.

The maximum annual benefit amount participants may receive under the pension plan will generally not be more than the lesser of the following: (i) 100% of average eligible compensation for the three consecutive plan years in which the participant received his or her highest eligible compensation or (ii) an annual dollar amount maximum that may be adjusted annually by the IRS ($175,000 in 2006). The maximum annual benefit may be further adjusted in any of the following situations: (i) benefit payments begin after the age of 65 and the participant has worked past the age of 65, (ii) participant was in the plan for under 10 years or has less than 10 years of service or (iii) participant chooses a payment option other than a single life annuity or joint and survivor annuity with the spouse receiving the survivor benefit.

Participants are fully vested in their pension benefit upon completion of five years of service with K2, Simplex or a subsidiary of K2. If they terminate prior to vesting and are not eligible for early retirement, then the pension benefit is forfeited. Participants who were not vested in their pension benefit as of August 31, 2004, will continue to earn service credit (for vesting purposes only) for as long as they continue to be employed by K2, one its subsidiaries or Simplex. The Company’s policy does not provide for the granting of extra years of service.

Potential Payments Upon Termination or Change in Control

As described above in the “—Compensation Discussion and Analysis—Employment Agreements,” K2 has entered into certain agreements and maintains certain plans that will require K2 to provide compensation to certain of the Named Executive Officers in the event of a termination of employment or a change in control of K2. The following tables set forth information concerning the amount of compensation payable to the Named Executive Officers in each situation assuming the termination of employment or change in control occurred on December 29, 2006.

The following table describes the potential payments upon termination or a change in control of K2 for Richard J. Heckmann, Executive Chairman.

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination $	Early Retirement (Rule of 65) $	Normal Retirement $	Involuntary Not for Cause Termination $ (2)	For Cause Termination $	Involuntary or Good Reason Termination (Change in Control) $ (3)	Death or Disability $
Compensation:
Base Salary	0	0	0	1,887,500	0	2,257,450	0
Bonus	0	0	0	1,487,500	0	1,779,050	0
Long-term Incentives (4)
Stock Options
Unvested and Accelerated	0	0	0	204,000	0	204,000	0
Restricted Stock Awards and units
Unvested and Accelerated	0	0	0	1,209,075	0	1,209,075	0
Benefits and Perquisites:
Continued Medical Coverage (5)	0	0	0	17,269	0	20,722	0
Accrued Vacation Pay	87,115	87,115	87,115	87,115	87,115	87,115	87,115
280G Tax Gross-up	0	0	0	0	0	2,105,204	0

Total:	87,115	87,115	87,115	4,892,459	87,115	7,662,616	87,115

(1)	For purposes of this analysis, it was assumed that Mr. Heckmann’s compensation is as follows: a base salary equal to $755,000, his 2006 salary, and a cash bonus equal to $595,000, his 2006 cash bonus payout applicable to 2005.

(2)	Under the terms of the severance benefit plan, Mr. Heckmann’s severance period for benefits is 30 months times base salary, bonus and continued health care coverage for Mr. Heckmann and his family. K2 will also pay to Mr. Heckmann either a payment that is reduced so that there would be no tax or an amount (which shall be no more than the total payment), which after taking into account all applicable taxes, would provide him with the greatest payment on an after-tax basis.

(3)	If Mr. Heckmann is terminated without cause or resigns with good reason following a change in control or he resigns at his discretion within 90 days following a change in control, K2 will pay Mr. Heckmann 2.99 times his salary and bonus and continue his health insurance coverage for 36 months from the date of termination. K2 will also gross up payments under the agreement to compensate Mr. Heckmann for specified taxes. In addition, all unexpired unvested equity received by Mr. Heckmann before the change in control will accelerate and vest and each option shall become exercisable in full for the lesser of 36 months from the date of termination and the remaining term of the option.

(4)	Assumes the date of termination is December 31, 2006 and the price of K2 common stock on that day is $13.19 per share.

(5)	The value of the continued medical coverage was estimated using the monthly premiums paid as of December 31, 2006.

The following table describes the potential payments upon termination or a change in control of K2 for J. Wayne Merck, President and Chief Executive Officer.

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination $	Early Retirement (Rule of 65) $	Normal Retirement $	Involuntary Not for Cause Termination $ (2)	For Cause Termination $	Involuntary or Good Reason Termination (Change in Control) $ (3)	Death or Disability $
Compensation:
Base Salary	0	0	0	1,240,000	0	1,853,800	0
Bonus	0	0	0	520,000	0	777,400	0
Long-term Incentives (4)
Stock Options
Unvested and Accelerated	0	0	0	204,000	0	204,000	0
Restricted Stock Awards and units
Unvested and Accelerated	0	0	0	879,325	0	879,325	0
Benefits and Perquisites:
Continued Medical Coverage (5)	0	0	0	22,441	0	33,662	0
Accrued Vacation Pay	71,538	71,538	71,538	71,538	71,538	71,538	71,538
280G Tax Gross-up	0	0	0	0	0	1,442,918	0

Total:	71,538	71,538	71,538	2,937,304	71,538	5,262,643	71,538

(1)	For purposes of this analysis, it was assumed that Mr. Merck’s compensation is as follows: a base salary equal to $620,000, his 2006 salary, and a cash bonus equal to $260,000, his 2006 cash bonus payout applicable to 2005.

(2)	Under the terms of the severance benefit plan, Mr. Merck’s severance period for benefits is 24 months times base salary, bonus and continued health care coverage for Mr. Merck and his family. K2 will also pay to Mr. Merck either a payment that is reduced that so there would be no tax or an amount (which shall be no more than the total payment), which after taking into account all applicable taxes, would provide him with the greatest payment on an after-tax basis.

(3)	If Mr. Merck is terminated without cause or resigns with good reason following a change in control, K2 will pay Mr. Merck 2.99 times his salary and bonus and continue his health insurance coverage for 36 months from the date of termination. K2 will also gross up payments under the agreement to compensate Mr. Merck for specified taxes. In addition, all unexpired unvested equity received by Mr. Merck before the change in control will accelerate and vest and each option shall become exercisable in full for the lesser of 36 months from the date of termination and the remaining term of the option.

(4)	Assumes the date of termination is December 31, 2006 and the price of K2 common stock on that day is $13.19 per share.

(5)	The value of the continued medical coverage was estimated using the monthly premiums paid as of December 31, 2006.

The following table describes the potential payments upon termination or a change in control of K2 for Dudley W. Mendenhall, Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination $	Early Retirement (Rule of 65) $	Normal Retirement $	Involuntary Not for Cause Termination $ (2)	For Cause Termination $	Involuntary or Good Reason Termination (Change in Control) $ (3)	Death or Disability $
Compensation:
Base Salary	0	0	0	325,000	0	650,000	0
Bonus	0	0	0	140,000	0	280,000	0
Long-term Incentives (4)
Stock Options
Unvested and Accelerated	0	0	0	30,600	0	30,600	0
Restricted Stock Awards and units
Unvested and Accelerated	0	0	0	65,950	0	65,950	0
Benefits and Perquisites:
Continued Medical Coverage (5)	0	0	0	11,389	0	22,777	0
Accrued Vacation Pay	37,500	37,500	37,500	37,500	37,500	37,500	37,500
280G Tax Gross-up	0	0	0	0	0	0	0

Total:	37,500	37,500	37,500	610,439	37,500	1,086,827	37,500

(1)	For purposes of this analysis, it was assumed that Mr. Mendenhall’s compensation is as follows: a base salary equal to $325,000, his 2006 salary, and a cash bonus equal to $140,000, his 2006 cash bonus payout applicable to 2005.

(2)	Under the terms of the severance benefit plan, Mr. Mendenhall’s severance period for benefits is 12 months times base salary, bonus and continued health care coverage for Mr. Mendenhall and his family. K2 will also pay to Mr. Mendenhall either a payment that is reduced so that there would be no tax or an amount (which shall be no more than the total payment), which after taking into account all applicable taxes, would provide him with the greatest payment on an after-tax basis.

(3)	If Mr. Mendenhall is terminated without cause or resigns with good reason following a change in control, K2 will pay Mr. Mendenhall 2 times his salary and bonus and continue his health insurance coverage for 24 months from the date of termination. If payments under his agreement are subject to specified taxes, K2 will also pay to Mr. Mendenhall either a payment that is reduced so that there would be no tax or an amount (which shall be no more than the total payment), which after taking into account all applicable taxes, would provide him with the greatest payment on an after-tax basis. In addition, all unexpired unvested equity received by Mr. Mendenhall before the change in control will accelerate and vest and each option shall become exercisable in full for the lesser of 24 months from the date of termination and the remaining term of the option.

(4)	Assumes the date of termination is December 31, 2006 and the price of K2 common stock on that day is $13.19 per share.

(5)	The value of the continued medical coverage was estimated using the monthly premiums paid as of December 31, 2006.

The following table describes the potential payments upon termination or a change in control of K2 for John J. Rangel, President—European Operations.

Executive Benefits and Payments Upon Termination (1)	Voluntary Termination $	Early Retirement (Rule of 65) $	Normal Retirement $	Involuntary Not for Cause Termination $ (2)	For Cause Termination $	Involuntary or Good Reason Termination (Change in Control) $ (3)	Death or Disability $
Compensation:
Base Salary	0	0	0	620,000	0	926,900	0
Bonus	0	0	0	280,000	0	418,600	0
Long-term Incentives (4)
Stock Options
Unvested and Accelerated	0	0	0	20,400	0	20,400	0
Restricted Stock Awards and units
Unvested and Accelerated	0	0	0	109,912	0	109,912	0
Benefits and Perquisites:
Continued Medical Coverage (5)	0	0	0	16,182	0	24,273	0
Accrued Vacation Pay	35,769	35,769	35,769	35,769	35,769	35,769	35,769
Tax equalization payments	2,504	2,504	2,504	75,758	2,504	107,510	2,504
280G Tax Gross-up	0	0	0	0	0	597,266	0

Total:	38,273	38,273	38,273	1,158,022	38,273	2,240,630	38,273

(1)	For purposes of this analysis, it was assumed that Mr. Rangel’s compensation is as follows: a base salary equal to $310,000, his 2006 salary, and a cash bonus equal to $140,000, his 2006 cash bonus payout applicable to 2005.

(2)	Under the terms of the severance benefit plan, Mr. Rangel’s severance period for benefits is 24 months times base salary, bonus and continued health care coverage for Mr. Rangel and his family. K2 will also pay to Mr. Rangel either a payment that is reduced so that there would be no tax or an amount (which shall be no more than the total payment), which after taking into account all applicable taxes, would provide him with the greatest payment on an after-tax basis.

(3)	If Mr. Rangel is terminated without cause or resigns with good reason following a change in control, K2 will pay Mr. Rangel 2.99 times his salary and bonus and continue his health insurance coverage for 36 months from the date of termination. K2 will also gross up payments under the agreement to compensate Mr. Rangel for specified taxes. In addition, all unexpired unvested equity received by Mr. Rangel before the change in control will accelerate and vest and each option shall become exercisable in full for the lesser of 36 months from the date of termination and the remaining term of the option.

(4)	Assumes the date of termination is December 31, 2006 and the price of K2 common stock on that day is $13.19 per share.

(5)	The value of the continued medical coverage was estimated using the monthly premiums paid as of December 31, 2006.

The following table describes the potential payments upon termination or a change in control of K2 for Robert Marcovitch, President—K2 Sports.

Executive Benefits and Payments Upon Termination	Voluntary Termination $	Early Retirement (Rule of 65) $	Normal Retirement $	Involuntary Not for Cause Termination $ (2)	For Cause Termination $	Involuntary or Good Reason Termination (Change in Control) $ (1)	Death or Disability $
Compensation:
Base Salary	0	0	0	0	0	0	0
Bonus	0	0	0	0	0	0	0
Long-term Incentives (4)
Stock Options
Unvested and Accelerated	0	0	0	0	0	20,400	0
Restricted Stock Awards and units
Unvested and Accelerated	0	0	0	0	0	43,962	0
Benefits and Perquisites:
Continued Medical Coverage	0	0	0	0	0	0	0
Accrued Vacation Pay	33,462	33,462	33,462	33,462	33,462	33,462	0
280G Tax Gross-up	0	0	0	0	0	0	0

Total:	33,462	33,462	33,462	33,462	33,462	97,824	0

(1)	Upon a change in control, all unexpired unvested equity received by Mr. Marcovitch before the change in control will accelerate and vest and each option shall become exercisable in full pursuant to the terms of the grant.

(2)	Assumes the date of termination is December 31, 2006 and the price of K2 common stock on that day is $13.19 per share.

Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning beneficial ownership of K2 common stock as of March 23, 2007 by each person known to K2 to own more than 5% of the outstanding shares of common stock.

Name and Address of Shareholder	Shares of Common Stock Beneficially Owned	Percent Beneficially Owned
Barclays Global Investors, NA (a)	4,303,902	8.7
45 Fremont Street San Francisco, CA 94105

Dimensional Fund Advisors LP (b)	4,182,373	8.5
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

Goldman Sachs & Co. and
The Goldman Sachs Group, Inc. (c)	2,772,869	5.6
85 Broad Street New York, NY 10004

ICM Asset Management, Inc. (d)	2,453,319	5.0
601 W. Main Avenue, Suite 600 Spokane, WA 99201

(a)	This information is based on the Schedule 13G filed with the SEC on January 23, 2007. Barclays Global Investors, NA has sole voting power in respect of 2,655,414 shares and sole investment power in respect of 2,782,346 shares. Barclays Global Fund Advisors has sole voting power and sole investment power in respect of 1,490,129 shares. Barclays Global Investors, Ltd has sole voting power and sole investment power in respect of 31,427 shares. These entities in the aggregate have sole voting power in respect of 4,176,970 shares and sole investment power in respect of 4,303,902 shares.

(b)	This information is based on the Schedule 13G/A filed with the SEC on February 9, 2007. Dimensional Fund Advisors LP was formerly Dimensional Fund Advisors Inc.

(c)	This information is based on the Schedule 13G/A filed with the SEC on February 12, 2007. Each of Goldman, Sachs & Co. and The Goldman Sachs Group., Inc has shared voting power and shared investment power in respect of 2,772,869 shares.

(d)	This information is based on the Schedule 13G filed with the SEC on February 14, 2007. Each of ICM Asset Management Inc. and James M. Simmons, President and controlling shareholder thereof, has shared voting power as to 1,336,974 shares and shared investment power as to 2,453,319 shares.

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information concerning beneficial ownership of K2 common stock as of March 23, 2007 by each member of K2’s Board of Directors, each Named Executive Officer and all directors and executive officers as a group.

Name	Shares of Common Stock Beneficially Owned (a)(b)	Percent Beneficially Owned
Directors and Nominees for Director
Christopher C. Ames	0	*
Wilford D. Godbold, Jr.	44,500	*
Richard J. Heckmann	791,299	1.6
Robin E. Hernreich	97,650	*
Lou L. Holtz	37,500	*
J. Wayne Merck	344,949	*
Ann Meyers	10,000	*
Alfred E. Osborne, Jr.	84,000	*
Dan Quayle	38,500	*
Edward F. Ryan	92,273	*
Named Executive Officers (c)
Dudley W. Mendenhall	87,000	*
John J. Rangel	347,327	*
Robert Marcovitch	70,682	*
All directors and executive officers as a group (16 persons)	2,175,115	4.4

*	Less than 1%

(a)	Includes the following restricted stock awards vesting within 60 days of March 23, 2007: Mr. Heckmann—13,333 shares; and Mr. Merck—13,333 shares.

(b)	With the exception of certain shares allocated to the accounts of Mr. Heckmann (32 shares), Mr. Merck (1,982 shares), Mr. Rangel (8,412 shares), Mr. Marcovitch (32 shares) and all directors and executive officers as a group (10,758 shares), under K2’s Employee Stock Ownership Plan, each of the named persons has sole voting and investment power with respect to the shares beneficially owned by him.

(c)	Named Executive Officers other than Messrs. Heckmann and Merck, whose securities holdings are listed above with the directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires K2’s directors and executive officers and beneficial owners of more than 10% of K2 common stock to file initial reports of ownership and reports of changes of ownership of K2’s common stock with the Securities and Exchange Commission. Directors and executive officers are required to furnish K2 with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from applicable K2’s directors and executive officers that no other reports were required, all such Forms were filed, and were filed on a timely basis, by the reporting persons.

PROPOSAL 3

Shareholder Proposal on Executive Compensation Based on the Performance of Peer Companies

A shareholder has advised K2 that it intends to present the following resolution at the Annual Meeting of Shareholders. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and K2 accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the shares of K2 stock voting on the proposal in person or by proxy at the Annual Meeting of Shareholders. The proposal may be voted on at the Annual Meeting only if properly presented by the shareholder or the shareholder’s qualified representative.

Shareholder’s Proposal:

Resolved: That the shareholders of K-2, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.	The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term equity compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Shareholder’s Supporting Statement:

We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

Board of Directors’ Statement Opposing the Proposal

This shareholder proposal seeks, among other things, to require K2’s Compensation Committee to base the performance-based compensation paid to K2’s senior executives on the performance of peer companies. After careful consideration, and for the reasons set forth below, the Board believes that this proposal is not in the best interests of K2 or its shareholders and recommends that shareholders vote against this proposal because the Board believes that: (1) implementing the proposal could harm K2’s competitive position by preventing K2 from attracting and retaining superior management capable of delivering superior performance; (2) K2’s compensation programs already implement pay-for-superior performance principles; (3) the proposal is unnecessary given K2’s current compensation practices; and (4) the proposal is unnecessary because the Compensation Committee has determined that it will adopt a revised annual cash incentive program and long-term equity incentive plan for 2008 which further implements pay-for-superior performance principles, in each case based on K2’s performance.

•

The Board believes that implementing the proposal could harm K2’s competitive position.    The Board believes that total compensation must be competitive to attract the best talent in an extremely competitive marketplace, motivate employees to perform at their highest levels, reward outstanding achievement, and retain those individuals with the leadership abilities and skills necessary for building long-term shareholder value. Senior executives are effectively motivated when their performance-based compensation is directly tied to K2’s performance and not to the performance of “peer companies” over which K2’s senior executives have no control. Compensation plans that would pay nothing for outstanding company performance that merely matches the performance of peer companies would not accomplish this purpose. Moreover, the proposal would restrict the Compensation Committee’s flexibility to tailor compensation to K2’s business goals. K2’s competitors’ compensation programs are not limited by such constraints. Thus, the Board believes that adoption of the shareholder proposal would place K2 at a competitive disadvantage by preventing K2 from attracting and retaining the highest caliber of management capable of delivering superior performance.

•

The Board believes that K2’s compensation programs already implement pay-for-superior performance principles.    For the reasons described below and discussed in more detail in above in the Compensation Discussion and Analysis, the Board believes that K2’s existing equity compensation practices adequately and directly align pay and superior performance. The Compensation Committee makes annual grants of stock options and restricted stock units, both of which are inherently performance-based, to help K2 attract and retain outstanding employees and to promote the long-term growth and success of K2’s business by aligning the financial interests of K2 employees with the interests of K2 shareholders. Stock options are granted with exercise prices equal to the market price of K2 common stock on the grant date. Moreover, the restricted stock units granted to senior management in 2006 require achievement of one-year financial performance targets based on either K2 Adjusted EPS or operating income of a particular division. The restricted stock units are subject to forfeiture if performance is below the established threshold. Thus, for recipients to receive any value from stock options and restricted stock units, K2’s performance must be at a level that brings about stock appreciation and shareholder value. In 2006, 34% of K2’s chief executive officer’s total direct compensation and 26% of K2’s chief operating officer’s total direct compensation consisted of long-term equity compensation.

•

The Board believes that the proposal is unnecessary given K2’s current compensation practices.    The proposal notes that common compensation practices have contributed to excessive executive compensation, including when companies include annual bonus payments when calculating supplemental executive retirement plan (“SERP”) benefit levels. K2 does not maintain any SERP programs for any of its current officers and directors. Moreover, all of K2’s retirement plans are available to all employees on an equal basis. In addition, in 2006, the Compensation Committee engaged a compensation consultant to benchmark the competitiveness of K2’s executive compensation components against compensation at a list of peer companies approved by the Compensation Committee. Notwithstanding that K2 had full year revenues approximately 20% greater than the median revenue for this group, the consultants concluded that the total direct compensation of all of the executive officers of K2 Inc. was lower than the median.

•

The Board believes the proposal is unnecessary because K2’s Compensation Committee has determined that it will revise its annual cash incentive program and long-term equity incentive plan for 2008 to further implement pay-for-superior performance principles, in each case based on K2’s performance.    K2’s Compensation Committee has recently engaged compensation consultants to assist with a review of K2’s executive compensation programs. Changes to the compensation programs will be made in the first quarter of 2008 and disclosed in the fiscal year 2007 proxy with the goal of further ensuring the strong linkage of pay for superior performance. Please see a description of certain of the parameters concerning the revised annual cash incentive program and long-term equity incentive plan in above in the Compensation Discussion and Analysis.

The Board of Directors recommends a vote “AGAINST” approval of this Shareholder proposal for the reasons discussed above and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Additional Information

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the 2008 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule l4a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, shareholder proposals must be received by K2’s Corporate Secretary no later than 5:00 p.m. (Pacific Time) December 12, 2007, unless the 2008 Annual Meeting date is changed by more than 30 days from the 2007 meeting, in which case the deadline will be a reasonable time before K2 begins to print and mail the proxy materials. Proposals should be sent to Corporate Secretary, K2 Inc., 5818 El Camino Real, Carlsbad, California 92008.

If a shareholder intends to submit at the 2008 Annual Meeting of Shareholders a proposal that is not eligible for inclusion in the proxy statement, the deadline for submitting the proposal is determined under K2’s by-laws, which state that the deadline is dependent upon the date of the annual meeting. The shareholder proposal must be in writing and received by the Corporate Secretary of K2 no less than 90 days in advance of the annual meeting, or if later, the tenth day following the first public announcement of the date of the annual meeting. The shareholders’ submission must be a proper matter for shareholder action under the General Corporation Law of the State of Delaware, and it must include certain specified information concerning the proposal or nominee, as applicable, and information regarding the shareholder’s ownership of K2 common stock. Proposals not meeting the requirements set forth in K2’s by-laws will not be entertained at the 2008 Annual Meeting. Shareholders should contact the Corporate Secretary of K2 in writing at 5818 El Camino Real, Carlsbad, California 92008 to make any submission or to obtain additional information as to the proper form and content of submissions.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board. The cost of soliciting proxies in the enclosed form will be borne by K2. K2 has retained Morrow & Co., 470 West Avenue, Stamford, CT 06902 to aid in the solicitation. For these services, K2 will pay Morrow & Co. a fee of $5,500 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of K2 may, but without additional compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. K2 will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. K2 and some brokers household proxy materials and annual reports unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or K2 that they or K2 will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one of each, please notify your broker if your shares are held in a brokerage account or K2 if you hold K2 common stock directly. You can notify K2 by sending a written request to Corporate Secretary, K2 Inc., 5818 El Camino Real, Carlsbad, California 92008 or by calling (760) 494-1000.

Other Matters

The Board knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the persons acting pursuant to the proxy will vote on them in their discretion. A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 2006 is being mailed with this proxy statement.

Upon the written request of any shareholder of record as of March 23, 2007, a copy of K2’s Annual Report on Form 10-K for the year ended December 31, 2006 (excluding exhibits) as filed with the Securities and Exchange Commission, upon the written request of any shareholder, a copy of (1) the charters of K2’s Audit, Compensation, Corporate Governance and Nominating Committee and Executive Committee, (2) K2’s Principles of Corporate Governance and (3) K2’s Code of Business Conduct and Ethics, will be supplied without charge. Requests should be directed to the Corporate Secretary, K2 Inc., 5818 El Camino Real, Carlsbad, California 92008.

* * *

By Order of the Board of Directors

MONTE H. BAIER
Vice President, General Counsel and Corporate Secretary

April 12, 2007

ANNEX A

K2 Inc.

Independence Standards of Board and Committee Members

As Revised and Approved by the Board of Directors on February 9, 2006

An “independent” director is a director whom the Board of Directors has determined has no material relationship with K2 Inc. or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a director is not independent if:

1.	the director is, or in the past three years has been, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company;

2.	(a) the director, or an immediate family member of the director, is a current partner of the Company’s outside auditor; (b) the director is a current employee of the Company’s outside auditor; (c) a member of the director’s immediate family is a current employee of the Company’s outside auditor participating in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member of the director was in the past three years (but is no longer) a partner or employee of the Company’s outside auditor and personally worked on the Company’s audit within that time;

3.	the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executive officers serves or served on the compensation committee at the same time;

4.	the director, or a member of the director’s immediate family, has received during any 12-month period in the past three years, any direct compensation from the Company in excess of $100,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company;

5.	the director is a current executive officer or employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

6.	the director is an executive officer of a non-profit organization to which the Company makes, or in the past three years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (Amounts that the Company contributes under matching gifts programs are not included in the contributions calculated for purposes of this standard.).

An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from K2 Inc. or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with K2 Inc.; or (b) is an “affiliated person” of K2 Inc. or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

A-1

PROXY	PROXY

K2 INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

J. WAYNE MERCK, DUDLEY W. MENDENHALL and MONTE H. BAIER, and each of them, with full power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in K2 INC. at the Annual Meeting of Shareholders to be held on Thursday, May 10, 2007 and at any and all adjournments or postponements thereof as set forth below:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ÙFOLD AND DETACH HEREÙ

This proxy will be voted as specified and, unless otherwise specified, this proxy will be voted FOR the election of directors and FOR Proposal 2 and AGAINST Proposal 3.	Please mark your votes as indicated in this example	☒

The Board of Directors Recommends a vote FOR each Director Nominee and Proposal 2.

1.	ELECTION OF DIRECTORS				The Board of Directors Recommends a vote AGAINST Proposal 3.
							FOR	AGAINST	ABSTAIN
	Nominees: 01.-Wilford D. Godbold, Jr. 02.-Lou L. Holtz 03.-Ann Meyers	FOR	WITHHELD FOR ALL		3.	EXECUTIVE COMPENSATION BASED ON THE PERFORMANCE OF PEER COMPANIES.	☐	☐	☐
		☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)
					4.	UPON OR IN CONNECTION WITH THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY AND ALL POSTPONEMENTS OR ADJOURNMENTS THEREOF.

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS K2’s INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.	☐	☐	☐

Dated:	, 2007

Signature

Signature

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Mark this box with an X if you have made changes to your name or address details to the left.	☐

ÙFOLD AND DETACH HEREÙ